Exhibit 2.3

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

EXCO OPERATING COMPANY, LP

AS SELLER

AND

ENCORE OPERATING, LP

AS BUYER

EXECUTED ON JUNE 28, 2009

EFFECTIVE DATE: APRIL 1, 2009

TABLE OF CONTENTS

ARTICLE 1 PURCHASE AND SALE	1

1.1 Purchase and Sale	1
1.2 The Assets	1
1.3 Excluded Assets	2
1.4 Effective Time	3
1.5 1031 Exchange	3

ARTICLE 2 PURCHASE PRICE	4

2.1 Purchase Price	4
2.2 Deposit	4
2.3 Allocation of the Purchase Price	4
2.4 Adjustments to Purchase Price	4

ARTICLE 3 BUYER’S INSPECTION	7

3.1 Access to the Records	7
3.2 Disclaimer	7
3.3 Physical Access to the Leases, Lands and Wells	7
3.4 Buyer’s Agents	7

ARTICLE 4 TITLE MATTERS	8

4.1 Definitions	8
4.2 Purchase Price Adjustments for Title Matters	11
4.3 Title Matters Dispute Resolution	12
4.4 No Title Warranty or Representation	13
4.5 Casualty Loss	13
4.6 Preferential Rights and Required Consents	13

ARTICLE 5 ENVIRONMENTAL MATTERS	15

5.1 Environmental Review	15
5.2 Environmental Liabilities and Obligations	16
5.3 Contested Environmental Defects	17
5.4 Limited Environmental Warranty and Representation	17
5.5 Exclusive Remedies for Environmental Defects	18

ARTICLE 6 SELLER’S REPRESENTATIONS	18

6.1 Company Representations	18
6.2 Authorization and Enforceability	18
6.3 Liability for Brokers’ Fees	19
6.4 No Bankruptcy	19
6.5 Litigation	19
6.6 Compliance with Law	19
6.7 Hydrocarbon Sales Contracts	19

6.8 Area of Mutual Interest and Other Agreements; Tax Partnerships	19
6.9 Imbalance Volumes	19
6.10 Property Expenses	19
6.11 Accuracy of Information	20
6.12 Permits	20
6.13 Outstanding Commitments, AFEs and Invoices	20
6.14 Taxes	20
6.15 Hedging Arrangements	20
6.16 Surface Use Agreements	20
6.17 Plugging and Abandonment Obligations	21
6.18 Seller’s Knowledge	21
6.19 Material Contracts	21
6.20 Royalties	22
6.21 Payout Balances	22
6.22 Environmental	22

ARTICLE 7 BUYER’S REPRESENTATIONS	22

7.1 Corporate Representations	22
7.2 Enforceability	22
7.3 Liability for Brokers’ Fees	23
7.4 Litigation	23
7.5 Securities Laws	23
7.6 Financial Resources	23
7.7 Buyer’s Evaluation	23
7.8 Buyer’s Knowledge	24

ARTICLE 8 COVENANTS AND AGREEMENTS	24

8.1 Covenants and Agreements of Seller	24
8.2 Covenants and Agreements of Buyer	25
8.3 Confidentiality	25
8.4 Amendment of Schedules	25
8.5 Notice of Breach	26
8.6 Parties’ Efforts	26
8.7 Governmental Reviews	26
8.8 Letters-in-Lieu; Assignments; Operatorship	26
8.9 Insurance	27
8.10 Financial Information	27

ARTICLE 9 TAX MATTERS	27

9.1 Apportionment of Tax Liability	27
9.2 Tax Reports and Returns	28
9.3 Sales Taxes	28
9.4 Tax Allocation	28

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ARTICLE 10 CONDITIONS PRECEDENT TO CLOSING	28

10.1 Seller’s Conditions Precedent	28
10.2 Buyer’s Conditions Precedent	29
10.3 Failure to Disclose	29

ARTICLE 11 RIGHT OF TERMINATION AND ABANDONMENT	30

11.1 Termination	30
11.2 Liabilities Upon Termination	30

ARTICLE 12 CLOSING	31

12.1 Date of Closing	31
12.2 Place of Closing	31
12.3 Closing Obligations	31

ARTICLE 13 POST-CLOSING OBLIGATIONS	32

13.1 Post-Closing Adjustments	32
13.2 Records	33
13.3 Further Assurances	33

ARTICLE 14 ASSUMPTION AND RETENTION OF OBLIGATIONS, INDEMNIFICATION AND LIMITATIONS	33

14.1 Buyer’s Assumption of Liabilities and Obligations	33
14.2 Seller’s Retention of Liabilities and Obligations	34
14.3 Suspended Funds	34
14.4 Proceeds and Invoices for Property Expenses Received After the Final Settlement Date	34
14.5 Indemnification	35
14.6 Procedure	36
14.7 Dispute Resolution	36
14.8 Reservation as to Non-Parties	37
14.9 Limitation on Damages	37

ARTICLE 15 MISCELLANEOUS	40

15.1 Expenses	40
15.2 Notices	40
15.3 Amendments/Waiver	41
15.4 Assignment	41
15.5 Announcements	41
15.6 Counterparts/Fax Signatures	41
15.7 Governing Law	41
15.8 Entire Agreement	41
15.9 Knowledge	41
15.10 Binding Effect	42
15.11 No Third-Party Beneficiaries	42
15.12 Severability	42
15.13 Interpretation	42
15.14 Change of Name	42
15.15 Schedules	42
15.16 References, Titles and Construction	42

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APPENDIX, EXHIBITS AND SCHEDULES

APPENDIX A	Defined Terms

EXHIBIT A-1	Leases
EXHIBIT A-2	Buildings, Etc.
EXHIBIT A-3	Easements and Rights-of-Way
EXHIBIT B	Wells/WI/NRI/Allocated Values
EXHIBIT C	Contracts
EXHIBIT D	Surface Use Agreements
EXHIBIT E	Plugging and Abandonment Obligations
EXHIBIT F	Assignment, Bill of Sale and Conveyance
EXHIBIT G	Buyer’s Certificate
EXHIBIT H	Seller’s Certificate
EXHIBIT I	FIRPTA Certificate
EXHIBIT J	Bonds, etc. to be Replaced at Closing
EXHIBIT K	Escrow Agreement

Schedule 4.6	Preferential Rights and Required Consents
Schedule 6.5	Pending Litigation
Schedule 6.6	Compliance with Law
Schedule 6.7	Hydrocarbon Sales Contracts
Schedule 6.8	AMIs and Tax Partnerships
Schedule 6.9	Gas Imbalance Schedule
Schedule 6.10	Disputed Property Expenses
Schedule 6.13	List of AFEs and Invoices
Schedule 6.14	Contested Taxes
Schedule 6.19	Material Contracts
Schedule 6.20	Suspense Funds
Schedule 6.21	Payout Balances

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), dated June 28, 2009, is by and between EXCO Operating Company, LP, a Delaware limited partnership (“EXCO Operating” or “Seller”), and Encore Operating, LP, a Texas limited partnership (“Buyer”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in Appendix A attached hereto.

RECITALS

A. Seller owns and desires to sell all of its interests in certain oil and gas properties located in its Overton and Gladewater areas of East Texas, all as more particularly described in Section 1.2 below.

B. Buyer desires to purchase all of Seller’s interest in the Assets (as defined below) pursuant to the terms of this Agreement.

C. To accomplish the foregoing, the Parties wish to enter into this Agreement.

AGREEMENT

In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

ARTICLE 1

PURCHASE AND SALE

1.1 Purchase and Sale. Seller agrees to sell and Buyer agrees to purchase all of Seller’s right, title and interest in the Assets as set forth below, all pursuant to the terms of this Agreement.

1.2 The Assets. As used herein, the term “Assets” refers to all of Seller’s right, title and interest in and to the following, excluding however the Excluded Assets (as defined below):

A. The oil, gas and/or mineral leases and fee mineral interests specifically described in Exhibit A-1 (the “Leases”), including without limitation all leasehold estates and interests, all royalty, overriding royalty, production payment, reversionary, net profit, contractual working interests and other similar rights and estates therein, the lands described in Exhibit A-1 (the “Lands”) and the Hydrocarbons attributable to the Leases or Lands, including all rights in any pooled, unitized or communitized acreage by virtue of the Lands or Leases being a part thereof and all Hydrocarbons produced from the pool or unit allocated to any such Lands or Leases;

B. The buildings, yards, vehicles and equipment described on Exhibit A-2.

C. The wells specifically described in Exhibit B (the “Wells”), together with all other oil and gas wells and all water, injection and disposal wells on the Lands or on lands pooled, communitized or unitized therewith, whether producing, shut-in or temporarily abandoned, and all personal property, equipment, fixtures, improvements, permits, water discharge permits, gathering lines, rights-of-way and easements (including without limitation the rights-of-way and easements described on Exhibit A-3) located on the Lands or used in connection with the production, gathering, treatment, processing, storing, transportation, sale or disposal of Hydrocarbons or water produced from the properties and interests described in Section 1.2 A.;

D. The unitization agreements, operating agreements and unit operating agreements and all other such agreements relating to the properties and interests described in Sections 1.2 A. and B. and to the production of Hydrocarbons, if any, specifically attributable to said properties and interests, including those which are listed in Exhibit C (the “Contracts”) but excluding any contracts, agreements or instruments to the extent transfer would result in a violation of applicable law or is subject to a Required Consent that is not waived by Buyer or obtained or otherwise satisfied by Seller;

E. All existing and effective sales, purchase, exchange, gathering, compressor rental and service agreements and other contracts, agreements and instruments which specifically relate, and only insofar as they relate, to the properties and interests listed in Sections 1.2 A. through C., and including those which are described in Exhibit C;

F. All original files, records and data, including without limitation lease and well files, abstracts, title reports, memoranda and opinions, and environmental records and reports relating to the items described in Sections 1.2 A. through 1.2 E. maintained by Seller, but excluding (i) Seller’s company files, financial records, and tax related records to the extent not relevant to the Assets, and (ii) records and data to the extent transfer thereof is prohibited by unaffiliated third party contractual restrictions on transfer (the “Records”). To the extent that any of the Records contain interpretations of Seller, Buyer agrees to rely on such interpretations at its own risk.

1.3 Excluded Assets. Seller is selling its interest in the Assets, but is not selling and is retaining its interest in and to the Excluded Assets. As used herein, the term “Excluded Assets” refers to all of Seller’s right, title, and interest in and to the following:

A. All company records and files, including tax related records, to the extent not related to the Assets and any copies of the Records that Seller chooses to retain;

B. All deposits, cash, checks, funds and accounts receivable attributable to Seller’s interest in the Assets with respect to any period prior to the Effective Time;

C. All Hydrocarbons produced from or attributable to the Assets with respect to any period prior to the Effective Time and all Hydrocarbons attributable to the Assets which, at the Effective Time, are in storage, within processing plants, in pipelines or otherwise held in inventory and all proceeds associated therewith;

D. All receivables and cash proceeds which were expressly taken into account and for which credit was given in the determination of the adjustments to the Purchase Price pursuant to Section 2.4 and 13.1;

E. Claims of Seller for refund of or loss carry forwards with respect to (i) Taxes attributable to any period prior to the Effective Time and (ii) Taxes attributable to the Excluded Assets;

F. Except as otherwise provided in Section 4.5, all rights, titles, claims and interests of Seller or any affiliate of Seller under any policy or agreement of insurance, any bond or any insurance or condemnation proceeds or awards;

G. Except to the extent currently used solely in operation of the Assets, all computer or communications software or intellectual property (including tapes, data and program documentation and all tangible manifestations and technical information relating thereto) owned, licensed or used by Seller;

H. Any logo, service mark, copyright, trade name or trademark of or associated with Seller or any of its affiliates or any business or division of Seller or any of its affiliates; and

I. Any Asset excluded from this Agreement pursuant to Sections 4.6 A., 4.6 B.1. and 5.2 C. of this Agreement, together with the pro-rata share of all Hydrocarbons associated therewith and all other assets attributable or appurtenant thereto.

1.4 Effective Time. The purchase and sale of the Assets shall be effective as of April 1, 2009, at 7:00 a.m. local time at the location of the Assets (the “Effective Time”).

1.5 1031 Exchange. Seller reserves the right, at or prior to Closing, to assign its rights under this Agreement with respect to all or a portion of the Purchase Price, and that portion of the Assets associated therewith (“1031 Assets”), to a Qualified Intermediary (“QI”) (as that term is defined in Section 1.1031(k)-1(g)(4)(v) of the Treasury Regulations) to accomplish this Transaction, in whole or in part, in a manner that will comply with the requirements of a like-kind exchange (“Like-Kind Exchange”) pursuant to Section 1031 of the Code. Buyer reserves the right, at or prior to Closing, to assign its rights under this Agreement and all or a portion of the 1031 Assets to a QI or an exchange accommodation titleholder (as that term is defined in the IRS Revenue Procedure 2000-37) (“EAT”) to accomplish this transaction, in whole or in part, in a manner that will comply with the requirements of a Like-Kind Exchange. If Seller or Buyer so elects, Seller or Buyer may assign its rights under this Agreement to the applicable 1031 Assets to the QI or to the EAT, as applicable. Each Party hereby (i) consents to the other Party’s assignment of its rights in this Agreement with respect to the applicable 1031 Assets to a QI or to an EAT, as applicable, (ii) if such an assignment is made by Seller, Buyer agrees to pay all or a portion of the Purchase Price into the qualified trust account at Closing as directed in writing by Seller, (iii) if such an assignment is made by Buyer to an EAT, Seller agrees to transfer the applicable 1031 Assets to the EAT at Closing as directed in writing by Buyer and (iv) if such an assignment is made by Buyer to a QI, Seller agrees to accept payment of all or a portion of the Purchase Price from the QI. . Each Party agrees to take all actions reasonably required of it, including, but not limited to, executing and delivering documents, to permit the other Party to effect the exchange described in this Section. The Parties acknowledge and agree that a whole or partial assignment of this Agreement to a QI or to an EAT, as applicable, shall not release either Party from any of its respective liabilities and obligations to the other Party or expand any liabilities or obligations of the other Party under this

Agreement. Neither Party represents to the other that any particular tax treatment will be given to the other Party as a result of the Like-Kind Exchange. Neither Party shall be obligated to pay any additional costs or incur any additional obligations under this Agreement if such costs are the result of the other Party’s Like-Kind Exchange, and each Party shall hold harmless and indemnify the other Party from and against all Losses, if any, resulting from such a Like-Kind Exchange.

ARTICLE 2

PURCHASE PRICE

2.1 Purchase Price. The purchase price for the Assets shall be $165,000,000 (the “Purchase Price”). At Closing, Buyer shall pay Seller the Purchase Price, as adjusted pursuant to Section 2.4.

2.2 Deposit. Contemporaneously with the execution of this Agreement, the Parties and JPMorgan Chase Bank, N.A. (the “Escrow Agent”) have entered into an escrow agreement (the “Escrow Agreement”), attached hereto as Exhibit K, pursuant to which Buyer has deposited in cash $16,500,000 (the “Deposit”) in an escrow account with Escrow Agent (the “Escrow Account”). Under the terms of the Escrow Agreement, the Escrow Agent shall distribute the Deposit as set forth in Articles 11 and 12.

2.3 Allocation of the Purchase Price. Buyer and Seller have allocated the Purchase Price among the Assets as set forth on Exhibit B. The value so allocated to a particular Asset may be referred to as the “Allocated Value” for that Asset. The undeveloped locations specifically described on Exhibit B shall be included in the term “Assets.”

2.4 Adjustments to Purchase Price. All adjustments to the Purchase Price shall be made (i) according to the factors described in this Section, (ii) in accordance with generally accepted accounting principles as consistently applied in the oil and gas industry, and (iii) without duplication.

A. Settlement Statements. The Purchase Price shall be adjusted at Closing pursuant to a “Preliminary Settlement Statement” prepared by Seller, submitted to Buyer on or before five business days prior to Closing, for Buyer’s comment and review. The Preliminary Settlement Statement shall set forth the Closing Amount and all adjustments to the Purchase Price and associated calculations. The term “Closing Amount” means the Purchase Price, adjusted as provided in this Section using reasonable estimates as agreed to by the Parties if actual numbers are not available. If Buyer has any questions or disagreements regarding the Preliminary Settlement Statement, Buyer may contact Seller at least two business days prior to the Closing, and in such case Seller and Buyer shall in good faith attempt to resolve any disagreements, and Seller shall afford Buyer the opportunity to examine the Preliminary Settlement Statement and such supporting schedules, analyses, workpapers, including the audit workpapers and other underlying records or documentation, on which the Preliminary Settlement Statement is based or from which the Preliminary Settlement Statement is derived as are reasonably requested by Buyer. If Buyer and Seller agree on changes to the Closing Amount based on such discussions, then the Purchase Price shall be paid at Closing based on such changes. If Buyer and Seller do not agree on changes to the Closing Amount, then the Purchase Price shall be paid at Closing based on the amounts set forth in the Preliminary Settlement Statement. After Closing, the Purchase Price shall be adjusted pursuant to the Final Settlement Statement delivered pursuant to Section 13.1.

B. Property Expenses. For the purposes of this Agreement, the term “Property Expenses” shall mean all capital expenses, joint interest billings, lease operating expenses, Taxes (as defined and apportioned as of the Effective Time pursuant to Article 9), drilling expenses, workover expenses, geological, geophysical and any other exploration or development expenditures chargeable under applicable operating agreements or other agreements consistent with the standards established by the Council of Petroleum Accountant Societies of North America that are attributable to the maintenance and operation of the Assets during the period in question. If an operating or other agreement is not in place with respect to any Asset for which Seller or its affiliates is acting as operator, then to compensate Seller for administrative overhead expenses associated with conducting operations of any such Asset, an administrative overhead fee of $450.00 per month per operated well that is flowing and $500.00 per month per operated well that is pumping, shall be deemed paid by Seller and shall be charged and allocated to such Asset as “Property Expenses”.

C. Effective Time; Apportionment of Property Expenses and Revenues. Buyer and Seller agree that all revenues, costs and expenses (both operating and capital), including Property Expenses related to the Assets will be apportioned between Buyer and Seller as of the Effective Time. Accordingly, (i) Seller shall be entitled to any production revenues or other amounts realized from and accruing to the Assets before the Effective Time, and shall be liable for the payment of all costs and expenses, including Property Expenses, royalties, overriding royalties, lease rental and maintenance costs and leasehold payments attributable to the Assets before the Effective Time; and (ii) Buyer shall be entitled to any production revenues or other amounts realized from and accruing to the Assets at or after the Effective Time, and shall be liable for the payment of all costs and expenses, including Property Expenses, royalties, overriding royalties, lease rental and maintenance costs and leasehold payments attributable to the Assets at or after the Effective Time.

D. Upward Adjustments. The Purchase Price shall be adjusted upward by the following:

1. An amount equal to all proceeds (net of royalty and Taxes not otherwise accounted for hereunder) received and retained by the Buyer from the sale of all Hydrocarbons produced from or credited to the Assets prior to the Effective Time;

2. An amount equal to all direct and actual expenses attributable to the Assets, including, without limitation, the Property Expenses, incurred and paid by Seller at or after the Effective Time;

3. To the extent not covered in the preceding paragraph, an amount equal to all prepaid expenses attributable to the Assets at or after the Effective Time that were paid by or on behalf of Seller, including without limitation, prepaid drilling and/or completion costs and prepaid utility charges;

4. An amount equal to the value (net of applicable Taxes and royalties) of Seller’s share of all Hydrocarbons in storage tanks above the pipeline interconnect at the Effective Time, to be calculated as follows: The value shall be the product of (i) the volume in each storage tank (attributable to Seller’s net revenue interest) as of the Effective Time as shown by the actual gauging reports, multiplied by (ii) the price actually received for April 2009 production under the applicable marketing contract if the Hydrocarbons in question had been sold; provided, however, that the adjustment contemplated by this subsection shall be made only to the extent that Seller does not receive and retain the proceeds, or portion thereof, attributable to the pre-Effective Time merchantable Hydrocarbons in the storage tanks;

5. Any amount equal to the value of Additional Interest pursuant to subsection 4.2 C.

6. Any other amount agreed to by Buyer and Seller.

E. Downward Adjustments. The Purchase Price shall be adjusted downward by the following:

1. Proceeds received and retained by Seller (net of applicable Taxes and royalties) that are attributable to production from the Assets at or after the Effective Time;

2. The amount of all direct and actual expenses attributable to the Assets, including, without limitation, the Property Expenses, that remain unpaid by Seller, or that have been paid by Buyer, that are attributable to the period prior to the Effective Time;

3. An amount equal to adjustments for Title Defects, Environmental Defects, Casualty Losses and Exclusion Adjustments, and other adjustments as set forth in this Agreement;

4. The amount of the Deposit plus interest earned thereon;

5. The amount of suspended funds Buyer assumes responsibility for pursuant to Section 14.3; and

6. Any other amount agreed to by Buyer and Seller.

F. Gas Imbalances. In addition to the foregoing, the Purchase Price shall be adjusted downward or upward, as appropriate, by an amount equal to $2.00 per MMBtu for the well and pipeline gas imbalances existing as of the Effective Time, as further outlined on Schedule 6.10. The Purchase Price shall be adjusted in the Preliminary Settlement Statement with respect to the imbalance volumes. If there is a dispute concerning the confirmation and adjustment of the imbalance volumes, the Parties agree to submit such dispute to binding arbitration pursuant to the provisions of Section 14.7.

ARTICLE 3

BUYER’S INSPECTION

3.1 Access to the Records. Prior to Closing and subject to Section 8.3, Seller will make the Records available to Buyer for inspection, copying, and review at Seller’s offices during normal business hours to permit Buyer to perform its due diligence review. Subject to the consent and cooperation of third parties, Seller will assist Buyer in Buyer’s efforts to obtain, at Buyer’s expense, such additional information from such parties as Buyer may reasonably desire. Buyer may inspect the Records and such additional information only to the extent it may do so without violating any obligation of confidence or contractual commitment of Seller to a third party. Nothing in this Agreement shall be construed to permit Buyer or its representatives to have access to any records relating to any bids or offers received by Seller for the sale of the Assets or access to any records protected by the attorney-client privilege (other than title opinions) or that would otherwise violate any legal obligation of Seller and all such bids, offers and legally privileged information shall be the sole property of Seller.

3.2 Disclaimer. Except for the representations contained in this Agreement, Seller makes no representation of any kind as to the Assets (including, without limitation, the Records or any information contained therein). Buyer agrees that any conclusions drawn from the Records shall be the result of its own independent review and judgment.

3.3 Physical Access to the Leases, Lands and Wells. Upon reasonable notice and during reasonable business hours, Seller agrees to grant Buyer physical access to the Leases, Lands and Wells to allow Buyer to conduct, at Buyer’s sole risk and expense, on-site inspections and environmental assessments of the Leases, Lands and Wells. In connection with any such on-site inspections and assessments, Buyer agrees not to interfere with the normal operation of the Leases and Wells and agrees to comply with all operational and safety requirements of the operators of the Wells. If Buyer or its agents prepare an environmental assessment of any Leases, Lands or Wells, Buyer agrees to keep such assessment confidential and to furnish copies thereof to Seller. Such information shall be held confidential but may be disclosed to Buyer or Buyer’s affiliates, attorneys, officers, employees and consultants used in Buyer’s evaluation of Seller’s properties. Furthermore, Buyer’s obligations of confidentiality shall not apply to information (i) required to be disclosed by legal process, order, regulation, or rule, or (ii) generally available to the public through no fault of Buyer, or (iii) acquired from third parties not known by Buyer to have confidentiality obligations to Seller. In connection with granting such access, Buyer represents that it is adequately insured and waives, releases and agrees to indemnify Seller, and its respective directors, officers, shareholders, employees, agents and representatives against all claims for injury to, or death of, persons or for damage to property arising as a result of any act or omission committed by Buyer or its employees, agents, contractors or representatives in conducting Buyer’s on-site inspections and environmental assessments of the Leases, Lands and Wells regardless of any concurrent negligence or strict liability on the part of Seller or its affiliates and regardless of the form of claim whether at common law, strict liability, negligence or under any statute or regulation. This waiver, release and indemnity by Buyer shall survive termination of this Agreement.

3.4 Buyer’s Agents. To the extent that Buyer uses agents to conduct its due diligence activities, either in Seller’s offices or on the Lands, Buyer agrees to (i) make such agents aware of the terms and conditions set forth in this Article 3 and the confidentiality provisions of Article 8, and (ii) ensure that such agents agree to be bound by the terms of this Article 3 and the confidentiality provisions of Article 8.

ARTICLE 4

TITLE MATTERS

4.1 Definitions

A. Defensible Title. The term “Defensible Title” means such title to the Assets that, subject to and except for Permitted Encumbrances: (i) entitles Seller to receive not less than the net revenue interest set forth on Exhibit B for each Well or undeveloped location listed on Exhibit B (“NRI”) and, if the NRI for any Well or undeveloped location is listed as both “BPO” and “APO,” not less than the BPO NRI prior to the applicable payout event, and not less than the APO NRI after the applicable payout event; (ii) obligates Seller to bear costs and expenses relating to the maintenance, development, operation and the production of Hydrocarbons from each Well or undeveloped location in an amount not greater than the working interest set forth in Exhibit B (“WI”); (iii) is not subject to reduction by virtue of the exercise by any third party or automatic effectuation of a reversionary interest, back-in or similar right except as scheduled in Exhibit B; (iv) is free and clear of mortgages, encumbrances, liens, and delinquent taxes; and (v) defects or conditions that would create an impairment of use or loss of interest in the affected Asset. If a formation in a Well or undeveloped location is not listed on Exhibit B, then the Allocated Value for such formation or undeveloped location is zero.

B. Permitted Encumbrances. The term “Permitted Encumbrances” shall mean:

1. lessors’ royalties, overriding royalties, net profits interests, production payments, reversionary interests and similar burdens (payable or in suspense) if the net cumulative effect of such burdens does not operate to reduce the represented NRI;

2. liens for Taxes, or assessments not yet due and delinquent or, if delinquent, that are being contested in good faith;

3. all rights to consent by, required notices to, filings with, or other actions by federal, state, or local governmental bodies, in connection with the conveyance of the applicable Asset if the same are customarily obtained after such conveyance (“Routine Consents”);

4. rights of reassignment upon the surrender or expiration of any Lease that expires after Closing;

5. the terms and conditions of all contracts and agreements relating to the Assets, including, without limitation, exploration agreements, gas sales contracts, processing agreements, farm-ins, farm-outs, operating agreements, area of mutual interest agreements, and right-of-way agreements to the extent such do not decrease the NRI for the affected Asset or increase the WI for such Asset without a corresponding proportionate increase in the NRI for such Asset;

6. easements, rights-of-way, servitudes, permits, surface leases and other rights with respect to surface operations, on, over or in respect of any of the Assets or any restriction on access thereto so long as the same do not materially interfere with the operation of the affected Asset as has been conducted in the past and do not materially affect the value thereof;

7. undetermined or inchoate liens, materialmen’s, mechanics’, operators’, repairman’s, contractor’s or other similar liens, security interests or charges for liquidated amounts, arising in the ordinary course of business incidental to construction, maintenance, development, production or operation of the Assets that are not delinquent and that will be paid in the ordinary course of business or, if delinquent, that are being contested in good faith;

8. preferential rights to purchase the Assets (“Preferential Rights”);

9. all agreements and obligations set forth on Schedule 6.10 relating to (1) imbalances with respect to the production, gathering, transportation or processing of gas, (2) calls or purchase options on oil, gas or other minerals exercisable at current fair market prices or the posted prices of such purchaser, or (3) processing rights or commitments;

10. any encumbrance, title defect or other matter (whether or not constituting a Title Defect) waived or deemed waived by Buyer; and

11. rights reserved to or vested in any governmental authority to control or regulate any of the Wells or other properties included in the Assets and all applicable laws, rules, regulations and orders of such authorities so long as the same do not decrease the NRI for the affected Asset or increase the WI for such Asset without a corresponding proportionate increase in the NRI for such Asset.

C. Title Defect. The term “Title Defect” means any lien, encumbrance, claim, defect in or objection to real property title, excluding Permitted Encumbrances, that alone or in combination with other defects renders the Seller’s title to the Asset less than Defensible Title, including, but not limited to, Seller’s inability to provide, to Buyer’s reasonable satisfaction, evidence of current payment of proceeds of production from wells listed on Exhibit B, based on the interests shown thereon. Notwithstanding the foregoing, the following shall not be considered Title Defects:

1. defects in the early chain of title that would generally be waived by a prudent purchaser of oil and gas properties in the area, unless Buyer provides reasonable written evidence that such failure or omission has resulted in another party claiming title to the relevant Asset;

2. defects arising out of a lack of survey;

3. defects arising out of a lack of corporate or other entity authorization that would generally be waived by a prudent purchaser of oil and gas properties in the area unless Buyer provides affirmative written evidence that the action may not have been authorized and may result in another party claiming title to the Asset;

4. defects that have been cured by possession under applicable statutes of limitation for adverse possession or for prescription; and

5. defects based on the failure to record Leases issued by any state or federal governmental body, or any assignments of such Leases, in the real property, conveyance or other records of the county or parish in which such property is located.

D. Title Defect Value. “Title Defect Value” means the amount by which the Allocated Value of an Asset has been reduced by a Title Defect. In determining the Title Defect Value, the Parties intend to include only that portion of the Asset affected by the Title Defect. The Title Defect Value may not exceed the Allocated Value of the Asset and shall be determined by the Parties in good faith taking into account all relevant factors, including without limitation, the following:

1. If the Title Defect is a lien or encumbrance on the Asset created by, through or under Seller, the Title Defect Value shall be an amount sufficient to discharge such lien or encumbrance notwithstanding the limitation set forth above.

2. If the Title Defect is an actual reduction in NRI, an increase in the WI without a corresponding increase in the NRI or any other matter that does not fall within the matters described in Subsection 4.1 D.1., then the Buyer will rerun its economic valuation calculation that resulted in the Allocated Value for the affected portion of the Assets using the same economic and engineering criteria except as changed to accommodate the Title Defect to calculate the impact on the Allocated Value for the affected Asset. This revised calculation of the Allocated Value will be presented to Seller and Buyer and Seller will act in good faith to reach mutual agreement as to the diminution effect of this Title Defect and thus the Title Defect Value.

3. If the Title Defect is not effective or does not affect an Asset throughout the entire productive life of such Asset, such fact shall be taken into account in determining the Title Defect Value.

4. The Title Defect Value with respect to any property shall be determined without duplication of any costs or losses included in another Title Defect Value thereunder. For example, but without limitation, if a lien affects more than one property or the curative work with respect to one Title Defect results (or is reasonably expected to result) in the curing of any other Title Defect affecting the same or another property, the amount necessary to discharge such lien or the cost and expense of such curative work shall be allocated among the properties so affected (in the ratios of the respective portions of the Purchase Price allocated to such properties) and the amount so allocated to a property shall be included only once in the Title Defect Value therefor.

5. If a Title Defect affects only a portion of a property (as contrasted with an undivided interest in the entirety of such property) and a portion of the Purchase Price has not been allocated specifically to such portion of a property in the Allocated Value, then for the purposes of computing the Title Defect Value, the portion of the Purchase Price allocated to such property shall be further allocated among the portions of such property in the proportion that the net acreage (or net acre feet, as appropriate) of such property affected by such Title Defect bears to the net acreage (or net acre feet, as appropriate) in the entire property. In the event such property is subject to a unitization agreement, the foregoing allocation shall be made in a manner which is consistent with the allocation of production or productive acreage in such unitization agreement.

4.2 Purchase Price Adjustments for Title Matters.

A. Notices of Title Defects. Buyer shall give Seller a written “Title Defects Notice” as soon as possible but no later than 5:00 p.m. Dallas, Texas, time on July 31, 2009 (the “Title Defect Date”). To be effective, each Title Defect Notice must be in writing and must satisfy the following conditions precedent: (i) name the affected Asset; (ii) describe each Title Defect in reasonable detail; (iii) describe the basis for each Title Defect; (iv) attach Supporting Documentation; (v) state the Allocated Value of the affected Asset; (vi) state Buyer’s good faith estimate of the Title Defect Value; (vii) set forth the computations, upon which Buyer’s estimate is based; and (viii) each Title Defect must be equal to or greater than $50,000.00 in value net to Seller’s interest. Buyer will make reasonable efforts to communicate to Seller Title Defects promptly after they are discovered, but Buyer shall not be precluded from claiming any Title Defects as long as Buyer notifies Seller on or prior to the Title Defect Date.

B. Downward Defect Adjustments.

1. If an Asset is affected by a Title Defect, the Purchase Price will be reduced as set forth below and elsewhere in this Agreement, unless: (i) Seller elects to cure and actually does cure the Title Defect prior to Closing to Buyer’s reasonable satisfaction; (ii) Buyer agrees to waive the relevant Title Defect; (iii) Seller elects on or before Closing to cure such Title Defect no later than 90 days after Closing; (iv) Seller, with Buyer’s consent, which Buyer may withhold in its sole discretion, elects on or before Closing to indemnify Buyer against any Loss (as defined below) attributable to the relevant Title Defect; or (v) Seller elects on or before Closing to exclude the affected portion of the Asset from the Transaction and reduce the Purchase Price accordingly. In the event Seller elects option (v) above as to any portion of the Assets, Buyer may waive the relevant Title Defect in lieu thereof.

2. The Purchase Price shall be adjusted downward for Title Defects only if and to the extent that the sum of (i) the aggregate value of all Title Defects and (ii) the aggregate value of all Environmental Defects exceeds the Defect Deductible (any reduction in the Purchase Price pursuant to this Section shall be in conjunction with the reduction in the Purchase Price in Section 5.2 C. and Buyer shall not be entitled to duplicative reductions to the Purchase Price under either Section). If the sum of (i) the aggregate value of all Title Defects and (ii) the aggregate value of all Environmental Defects does not exceed the Defect Deductible, there shall be no adjustment to the Purchase Price, and Buyer will be deemed to have (i) accepted title to the Assets “AS IS WHERE IS,” and (ii) waived its right to assert any objection to title to the Assets.

3. If Seller elects to cure the relevant Title Defect post-Closing, the Parties shall proceed as provided in this Section. If the Title Defect Value is equal to the Allocated Value of the affected Asset, Seller shall deposit the assignment of the Asset affected by the Title Defect (the “Affected Asset”) in the Escrow Account and Buyer shall deposit the Allocated Value of the Affected Asset in the Escrow Account. If the Title Defect Value is less than the Allocated Value of the affected Asset, Seller shall assign the Asset to Buyer on the Closing Date, Buyer shall deposit the Title Defect Value in the Escrow Account, and the Purchase Price payable by Buyer to Seller on the Closing Date shall be adjusted downward by the Title Defect Value deposited by Buyer into the Escrow Account. If Seller cures the relevant Title Defect to Buyer’s reasonable satisfaction within 90 days after Closing, the Parties shall instruct the Escrow Agent (i) to deliver to Seller the Allocated Value of the Affected Asset, adjusted as set forth in Section 2.4 and, if relevant at that time, Section 13.1, or the Title Defect Value, as applicable, and (ii) the assignment of the affected Asset if the assignment has been deposited into the Escrow Account. If Seller does not cure the relevant Title Defect to Buyer’s reasonable satisfaction, the Purchase Price shall be adjusted as set forth in Section 4.2 B.2., and the Parties shall instruct the Escrow Agent to deliver the Allocated Value or the Defect Value, as applicable, of the Affected Asset to Buyer and, if the Title Defect Value is equal to the Allocated Value of the Affected Asset, to return the assignment of the affected Asset to Seller. Interest accruing on such amount shall be distributed to each of the Parties in proportion to the amount of the Allocated Value distributed to such Party.

C. Upward Defect Adjustments. If Buyer or Seller discover additional interests in the Leases, Wells or undeveloped locations that are listed in Exhibit A and Exhibit B, including any interest that entitles Seller to receive more than the NRI set forth in Exhibit B or obligates Seller to bear costs and expenses in an amount less than the WI set forth in Exhibit B without a corresponding reduction in Seller’s NRI, the discovering party shall promptly notify the other Party of such interest (the “Additional Interest”). The Party who discovers the Additional Interest shall give the other Party written notice of the Additional Interest as soon as possible, but in no event later than the Title Defect Date. This notice shall be in writing and shall include (i) a description of each Additional Interest, (ii) the basis for each Additional Interest, and supporting documentation with respect thereto, (iii) the Allocated Value of the Lease, Well or undeveloped location affected by the Additional Interest, and (iv) the value of the Additional Interest or the amount by which the notifying Party believes the Allocated Value of the Lease, Well or undeveloped location has been increased by the Additional Interest and the computations upon which such Party’s belief is based. The value of the Additional Interest shall be determined by the parties in good faith taking into account all relevant factors. No adjustment to the Purchase Price shall be made for Additional Interests except to the extent they exceed $50,000 individually and an amount equal to the Defect Deductible in the aggregate.

4.3 Title Matters Dispute Resolution. In the event the Parties cannot in good faith resolve a dispute involving title matters, the Parties shall resolve such dispute pursuant to the terms of this Section. The Parties agree to submit all disputes concerning title matters regarding (i) the existence and scope of a Title Defect, (ii) the Title Defect Value of that portion of the Asset affected by a Title Defect or (iii) the adequacy of Seller’s Title Defect curative materials, to binding arbitration in Dallas, Texas, such arbitration to be conducted as follows. The arbitration proceeding shall be submitted to a neutral arbitrator approved by each of the Parties who is an attorney licensed in Texas with at least 15 years experience in preparing oil and gas title opinions involving properties in the regional area where the Assets are located (the “Title Arbitrator”). The arbitration proceeding shall be conducted by the American Arbitration Association in accordance with its commercial rules, with discovery to be conducted in accordance with the Federal Rules of Civil Procedure. The arbitration shall be governed by Texas law and shall be held in Dallas, Texas. The Parties shall submit written materials to the Title Arbitrator within 10 days of the selection of such arbitrator explaining their position regarding the title dispute. The Title Arbitrator shall conduct a hearing, if necessary, no later than 30 days after the selection of such arbitrator, and the Title Arbitrator shall render a written decision within 15 days of the hearing or, if no hearing is conducted, not later than 45 days after such arbitrator is selected. At the hearing, the Parties shall present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required but the Title Arbitrator shall consider any evidence and testimony that such arbitrator determines to be relevant, in accordance with procedures that such arbitrator determines to be appropriate. The final decision shall be binding on the Parties, final and non-appealable, and may be filed in a court of competent jurisdiction and may be enforced by any Party as a final judgment of such court. Each Party shall bear its own costs and expenses of the arbitration, provided, however, that the costs of employing the Title Arbitrator shall be borne 50% by the Seller and 50% by the Buyer.

4.4 No Title Warranty or Representation. Except for the special warranty of title by, through and under Seller that will be contained in the Assignment, Bill of Sale and Conveyance in the form attached as Exhibit F and without limiting Buyer’s right to adjust the Purchase Price as provided in this Article 4, Seller makes no warranty or representation, express or implied, statutory or otherwise, with respect to Seller’s title to any of the Assets and Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets shall be pursuant to the procedures and as set forth in this Article 4.

4.5 Casualty Loss. After the Effective Time and prior to Closing, if a portion of the Assets is destroyed by fire or other casualty, or is taken or threatened to be taken in condemnation or under the right of eminent domain, (with such event being a “Casualty Loss”), Buyer shall purchase such Asset at Closing for the Allocated Value of the Asset reduced by the estimated cost to repair or replace such Asset (with equipment of similar utility). Notwithstanding the foregoing, at its sole option, Seller may elect (i) to designate such Asset as an Excluded Asset so long as the Purchase Price is reduced by the Allocated Value of such Asset or (ii) to cure such Casualty Loss. If Seller elects to cure such Casualty Loss, Seller may replace any personal property that is the subject of a Casualty Loss with equipment of similar grade and utility and Seller shall be entitled to keep all associated insurance proceeds, if any. If Seller cures the Casualty Loss to Buyer’s reasonable satisfaction, Buyer shall purchase the affected Asset at Closing for the Allocated Value thereof without any Purchase Price adjustment for such Casualty Loss. In no event shall the watering out of a well, casing collapse, sand infiltration, breakage of equipment or other change in the condition of an Asset through normal depletion constitute a Casualty Loss.

4.6 Preferential Rights and Required Consents. To Seller’s knowledge, other than as set forth on Schedule 4.6, there are no Preferential Rights and no consents to the assignment thereof that are required to be obtained in connection with the consummation of the Transaction

(“Required Consents”). If there are Preferential Rights or Required Consents, the provisions of this Section shall apply. If either Party discovers Assets affected by Preferential Rights or Required Consents, Seller shall use its commercially reasonable efforts to give the notices required in connection with the Preferential Rights in sufficient time prior to Closing to permit the lapse of the period of time in which to exercise such Preferential Rights prior to Closing and shall use its commercially reasonable efforts to obtain such Required Consents prior to Closing; provided, however, that Seller shall not be obligated to pay any consideration to, or incur any cost or expense for the benefit of, the holder of any Preferential Right or Required Consent in order to obtain the waiver thereof or compliance therewith.

A. Required Consents. If a Required Consent has not been obtained as of the Closing, then (i) the portion of the Assets for which such Required Consent has not been obtained shall not be conveyed at the Closing, (ii) the Allocated Value for that Asset shall not be paid to Seller, and (iii) Seller shall use its reasonable efforts to obtain such Required Consent as promptly as possible following Closing. If a Required Consent has been obtained as of the Final Settlement Date, Seller shall convey the affected Asset to Buyer effective as of the Effective Time and Buyer shall pay Seller the Allocated Value of the affected Asset, reduced by the amount of any net proceeds from the affected Asset attributable to the period of time at or after the Effective Time with Seller retaining such net proceeds attributable to the period of time at or after the Effective Time until the affected Asset is assigned, and with Seller bearing all attendant costs in connection therewith, including Property Expenses, royalties and overriding royalties, lease rental and maintenance costs and leasehold payments for the affected Asset accruing during this period of time. If such Required Consent has not been obtained as of the Final Settlement Date, the affected Asset shall be deemed to be an Excluded Asset and Seller shall retain such Asset and the Purchase Price shall be deemed to be reduced by an amount equal to the Allocated Value of the particular Asset (with such adjustment being an “Exclusion Adjustment”). Buyer shall reasonably cooperate with Seller in obtaining any Required Consent including providing assurances of reasonable financial conditions, but Buyer shall not be required to expend funds or make any other type of financial commitments a condition of obtaining such consent.

B. Preferential Rights.

1. If any Preferential Right affecting any portion of the Assets is exercised and consummated prior to the Closing Date, that portion of the Assets affected by such Preferential Right shall be deemed to be Excluded Assets and the Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of such affected Assets without the requirement for Buyer or Seller to give notice (with such adjustment being an “Exclusion Adjustment”).

2. If by Closing, the time frame for the exercise of such Preferential Rights has not expired and Seller has not received notice of an intent not to exercise or a waiver of the Preferential Right, that portion of the Assets affected by such Preferential Right shall be handled in the same manner as in Section 4.6 A. above.

C. Exclusive Remedy. The remedies set forth in this Section 4.6 are the exclusive remedies under this Agreement for Preferential Rights and Required Consents.

ARTICLE 5

ENVIRONMENTAL MATTERS

The provisions of this Article apply only to the environmental matters associated with the Assets as the result of oil and gas operations on the Lands.

5.1 Environmental Review.

A. Environmental Access. Prior to the expiration of the Environmental Examination Period, subject to the restrictions contained in this Agreement and any required consent or waiver of any third person, Seller shall (i) permit Buyer and representatives of Buyer and its lenders to have reasonable access and at reasonable times in the Seller’s offices, and in a manner so as not to interfere unduly with the business operations of Seller, to Seller’s environmental files and records in Seller’s possession relating to the Assets insofar as Seller may do so without waiving any attorney/client work product or like privilege, and (ii) permit Buyer and the Environmental Consultant to have reasonable access to the Assets for the purpose of allowing Buyer and the Environmental Consultant to inspect and/or audit the Assets for any Environmental Defects (collectively, “Buyer’s Environmental Review”), all at Buyer’s sole risk, cost and expense.

B. Conduct of Review. Prior to conducting Buyer’s Environmental Review, Buyer shall furnish Seller with a written proposed scope of Buyer’s Environmental Review, including a description of the activities to be conducted and the locations of such activities. No third person, other than the Environmental Consultant and Buyer’s employees, may conduct Buyer’s Environmental Review. Buyer shall not commence any activity proposed to be included in Buyer’s Environmental Review unless and until such activity (including the location thereof) has been approved in writing by Seller which approval shall not be unreasonably withheld or delayed; provided, that if Seller declines to approve a proposed activity, Buyer may elect to exclude the affected property from the transaction and the Purchase Price will be adjusted downward accordingly. Seller shall have the right to be present during any inspection (including Buyer’s Environmental Review) of the Assets and shall have the right, at its option and expense, to split samples with Buyer.

C. Buyer’s Responsibility for Review. In connection with Buyer’s Environmental Review, Buyer agrees that Buyer, the Environmental Consultant and Buyer’s employees, agents and contractors shall comply with all laws and shall exercise due care with respect to the Assets and their condition, taking into consideration the characteristics of any wastes or substances found thereon, and in light of all relevant facts and circumstances. Specifically, but without limitation, when handling solid waste or hazardous substances, if any, discovered during the inspection of the Assets, Buyer, the Environmental Consultant and Buyer’s employees, agents and contractors shall handle such waste or substances in accordance with all laws. Any soil or water samples taken by Buyer from the Assets shall become the sole property and possession of Buyer and will be managed consistent with the applicable rules and regulations of the U.S. Environmental Protection Agency and other applicable governmental authorities. Promptly after completing Buyer’s Environmental Review, Buyer shall, at its sole cost and expense, restore the Assets substantially to their original condition, in accordance with good engineering practice, if changed due to Buyer’s Environmental Review. Failure by Buyer to

comply with the requirements of this subsection within a reasonable time period will entitle (but shall not obligate) Seller to take any action deemed necessary or appropriate by Seller to correct such failure, all at Buyer’s expense. Prior to Closing, Buyer shall maintain and shall cause its partners, officers, directors, employees, agents, representatives, contractors, consultants and advisors to maintain all information obtained pursuant to Buyer’s Environmental Review strictly confidential and shall not disclose the same to any third person without the prior written consent of Seller, except to the extent required by law. Buyer shall provide Seller’s counsel with copies of any reports prepared and analytical test results received by Buyer or the Environmental Consultant promptly following Buyer’s or the Environmental Consultant’s preparation or receipt of the same. Buyer does hereby indemnify and hold harmless, release and agree to defend Seller and its officers, directors, employees and agents from and against any and all liabilities arising out of any violation by Buyer, the Environmental Consultant, or Buyer’s or the Environmental Consultant’s officers, directors, employees, agents, representatives, contractors, consultants and advisors of any Environmental Law, the provisions of this Section or, in whole or in part, from Buyer’s or the Environmental Consultant’s inspection or testing of the Assets or handling any substances or samples in connection therewith, regardless of any concurrent negligence or strict liability on the part of Seller and its officers, directors, employees and agents and regardless of the form of claim whether at common law, strict liability, negligence or under any statute or regulation.

5.2 Environmental Liabilities and Obligations.

A. Retained Environmental Liabilities. Upon Closing, if and to the extent the sum of (i) the aggregate value of all Environmental Defects and (ii) the aggregate value of all Title Defects exceeds the Defect Deductible, and subject to subsection 5.3 C. below, Seller shall retain and pay, perform, fulfill and discharge all claims, cost, expenses, liabilities and obligations accruing or relating to and release Buyer from all Losses attributable to and relating to Environmental Defects for which Seller receives a timely Environmental Defect Notice (the “Retained Environmental Liabilities”). The following are conditions precedent to Seller’s obligation to retain liability for Retained Environmental Liabilities: (i) timely receipt of an Environmental Defect Notice, (ii) verification of the cost to remediate by the Environmental Consultant and (iii) the aggregate value of all Environmental Defects plus the aggregate value of all Title Defects must exceed the Defect Deductible.

B. Assumed Environmental Liabilities. If the sum of (i) the aggregate value of all Environmental Defects and (ii) the aggregate value of all Title Defects does not exceed the Defect Deductible, upon Closing Buyer shall assume and pay, perform, fulfill and discharge and release Seller from all Losses relating to environmental conditions in, on or under the Assets attributable to the period of time before and after the Effective Time, including without limitation any and all liability for (i) ground water contamination, (ii) NORM, (iii) man-made material fibers, or (iv) the obligation to plug and abandon all of the wells located on the Lands and reclamation of existing well sites on the Lands (collectively, the “Assumed Environmental Liabilities”). If Buyer fails to timely deliver an Environmental Defect Notice with respect to an Asset, Buyer shall be deemed to (i) accept the environmental condition(s) in, on and under that Asset or the Assets, (ii) have waived its right to claim an Environmental Defect with respect to that particular condition in, on or under the Assets and (iii) include the particular environmental condition(s) as part of the Assumed Environmental Liabilities.

C. Remedies. If the sum of (i) the aggregate value of all Environmental Defects and (ii) the aggregate value of all Title Defects exceeds the Defect Deductible, with respect to Environmental Defects, Seller shall elect one of the following options: (i) remediate the condition on the affected Assets comprising the specified Environmental Defect(s) as promptly as practicable (and retain its obligation to indemnify and defend Buyer from any Losses relating to such Environmental Defects), such remediation to be consistent with Environmental Laws and all costs related to such remediation shall first be borne by Buyer to the extent Seller elects to apply any of the Defect Deductible to such costs; (ii) exclude the affected Asset from the Transaction and reduce the Purchase Price by the Allocated Value of such Asset, or (iii) if agreed to by Buyer, in its sole discretion, leave such affected Assets in the Transaction and reduce the Purchase Price by the amount that the aggregate Environmental Defect Value plus the aggregate value of all Title Defects exceeds the Defect Deductible (any reduction in the Purchase Price pursuant to this Section shall be in conjunction with the reduction in the Purchase Price in Section 4.2 B.2. and Buyer shall not be entitled to duplicative reductions to the Purchase Price under either Section), in which event Buyer shall release Seller from any further Retained Environmental Liability relating to the Environmental Defects so satisfied. Seller will be deemed to have adequately completed the Remediation set forth in option (i) upon receipt of either (x) a certificate or approval from the applicable governmental authority that the Remediation has been implemented to the extent necessary to comply with existing regulatory requirements or (y) a certification from a licensed professional engineer approved by Buyer that the Remediation has been completed to the extent necessary to comply with existing regulatory requirements if the approval or certification specified in clause (x) cannot be obtained because provision for such approval or certification is not provided under applicable Environmental Law. In the event Seller elects option (ii) above as to any portion of the Assets, Buyer may waive the relevant Environmental Defect in lieu thereof.

5.3 Contested Environmental Defects. If Seller contests the existence of an Environmental Defect or the Environmental Defect Value, Seller shall notify Buyer in writing on or before seven (7) days after receipt of the Environmental Defect Notice (“Rejection Notice”). The Rejection Notice shall state with reasonable specificity the basis of the rejection of the Environmental Defect or the Environmental Defect Value. Within three business days of receipt of the Rejection Notice, representatives of Buyer and Seller knowledgeable in environmental matters shall meet and, either (i) mutually agree to reject the particular Environmental Defect or (ii) agree on the validity of such Environmental Defect and the Environmental Defect Value. If the Parties cannot agree on either options (i) or (ii) in the preceding sentence, the Environmental Defect and/or the Environmental Defect Value subject to the Rejection Notice shall be resolved in accordance with the arbitration procedures set forth in Section 14.7. If Seller fails to timely deliver a Rejection Notice, Seller shall be deemed to have accepted the validity of the Environmental Defect and Buyer’s estimate of the Environmental Defect Value, and shall be deemed to have waived its own option to contest the Environmental Defect pursuant to this Section.

5.4 Limited Environmental Warranty and Representation. Other than as set forth in Section 6.22, Seller makes no warranty or representation, express or implied, statutory or otherwise, with respect to any environmental matters and Buyer’s indemnification rights under Article 14 with respect to any environmental matters are limited to a breach by Seller of its representation set forth in Section 6.22.

5.5 Exclusive Remedies for Environmental Defects. The rights and remedies granted each Party in this Article and the rights of each Party to not close pursuant to Articles 10 and 11 are the exclusive rights and remedies against the other Party related to any Environmental Defects.

ARTICLE 6

SELLER’S REPRESENTATIONS

The Parties’ agreement with respect to Title Matters and Environmental Matters is set forth exclusively in Articles 4 and 5, respectively. Seller makes the following representations and warranties as of the execution of this Agreement and as of Closing:

6.1 Company Representations.

A. Seller is a Delaware limited partnership duly organized and validly existing and in good standing under the laws of the State of Delaware and is qualified to conduct business in the State of Texas.

B. Seller has all requisite power and authority to own the Assets, to carry on its business as presently conducted and to execute, deliver, and perform this Agreement and each other document executed or to be executed by Seller in connection with the Transaction. The execution, delivery, and performance by Seller of this Agreement and other document executed or to be executed by Seller in connection with the Transaction and the consummation of the Transaction have been duly authorized by all necessary company action of Seller.

C. The execution and delivery of this Agreement does not (i) create a lien or encumbrance on the Assets that will remain in existence after Closing, (ii) violate, or be in conflict with, any provision of the governing documents of Seller, or, to Seller’s knowledge, any provision of any statute, rule or regulation applicable to Seller or the Assets or any material lease, contract, agreement, instrument or obligation to which Seller is a party or by which Seller or the Assets are bound other than the Credit Agreement, or, (iii) violate, or be in conflict with, any judgment, decree or order applicable to Seller.

6.2 Authorization and Enforceability. This Agreement and each other document executed by Seller in connection with this Transaction constitutes, or when executed will constitute, Seller’s legal, valid and binding obligation, enforceable in accordance with their respective terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors and equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

6.3 Liability for Brokers’ Fees. Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to this Transaction for which Buyer shall have any responsibility whatsoever.

6.4 No Bankruptcy. There are no bankruptcy proceedings pending, being contemplated by or, to the knowledge of Seller, threatened against Seller by any third party.

6.5 Litigation. Other than the matters listed in Schedule 6.5, Seller has not received a written claim or written demand notice that has not been resolved that would adversely affect any of the Assets. There are no actions, suits, ongoing governmental investigations, written governmental inquiries or proceedings pending or, to the knowledge of Seller, threatened against Seller or any of the Assets, in any court or by or before any federal, state, municipal or other governmental agency that relate to any of the Assets, or that would affect the Seller’s ability to execute and deliver this Agreement or to consummate this Transaction.

6.6 Compliance with Law. Other than the matters listed on Schedule 6.6, Seller has not received a written notice of a violation of any statute, law, ordinance, regulation, permit, rule or order of any federal, state, tribal or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to the Assets, which remains uncured.

6.7 Hydrocarbon Sales Contracts. Except as set forth on Schedule 6.7, no Hydrocarbons are subject to a sales contract (other than division orders or spot sales agreements terminable on no more than 30 days notice) and no person has any call upon, option to purchase or similar rights with respect to the production from the Assets. Proceeds from the sale of Hydrocarbons from the Assets are being received in all respects by Seller in the ordinary course of business and are not being held in suspense for any reason. Seller is not subject to any prepayment arrangement, take or pay agreement, hedging transaction or other arrangement that will obligate Buyer after the Closing to deliver Hydrocarbons produced from the Assets at some future time without then being entitled to full payment therefor.

6.8 Area of Mutual Interest and Other Agreements; Tax Partnerships. Except as listed on Schedule 6.8, no Asset is subject to (or has related to it) any area of mutual interest agreements or any farm-out or farm-in agreement under which any party thereto is entitled to receive assignments not yet made, or could earn additional assignments after the Effective Time. No Asset is subject to (or has related to it) any tax partnership.

6.9 Imbalance Volumes. At the Effective Time, there do not exist any gas imbalances other than those listed in Schedule 6.9, (i) which are with gatherers, processors, or transporters or with co-tenants or working interest owners in a Well, unit, or Lease, (ii) which are associated with the Assets and (iii) where Seller has received a quantity of gas prior to the Effective Time for which Buyer will have a duty at or after the Effective Time to deliver an equivalent quantity of gas or pay a sum of money or where Seller is underproduced.

6.10 Property Expenses. In the ordinary course of business, Seller has paid all Property Expenses attributable to the Assets as such Property Expenses become due, and such Property Expenses are being paid in a timely manner before the same become delinquent, except such Property Expenses as are disputed in good faith by Seller in a timely manner and described on Schedule 6.10.

6.11 Accuracy of Information. All Records and other documents relating to the Assets made available by Seller to Buyer are true and correct copies of documents contained in Seller’s files. To Seller’s knowledge, all information and data reflecting volumes of oil and gas production from the Assets, and all lease operating expense, capital cost and revenue information and data, furnished by Seller to Buyer are true and correct, except for such inaccuracies as would not have a material adverse effect on the value of the Assets taken as a whole. The representations and warranties contained in this Section 6.12 shall not be construed to be representations and warranties with respect to the accuracy of any estimates, forecasts or conclusions contained in any document.

6.12 Permits. Seller possesses all material permits required to be obtained for conducting its business with respect to the Assets as presently conducted, and with respect to each such permit: Seller has not received written notice (i) of any violations of such permits that remains uncured or (ii) that such permit will not be renewed.

6.13 Outstanding Commitments, AFEs and Invoices. Except as set forth in Schedule 6.13, to Seller’s knowledge, (i) Seller has incurred no expenses, and has made no commitments to make expenditures (including any agreements that would obligate Buyer to make expenditures) in connection with the ownership or operation of the Assets at or after the Effective Time, other than with respect to routine operations performed in the ordinary course of operating the existing Wells, which operations are, individually, estimated to cost $25,000.00 or less, net to Seller’s interest, and (ii) no proposals or authorities for expenditures (AFEs) are currently outstanding (whether made by Seller or by any other party) to drill additional wells, or to deepen, plug back, or rework existing wells, or to conduct other operations on the Assets for which consent is required under the applicable operating or unitization agreement, or to abandon any Wells, or to conduct any other operation on the Assets for which, in each such case, the estimated cost exceeds $25,000.00 net to Seller’s interest.

6.14 Taxes. All taxes and assessments pertaining to the Leases based on ownership of the Leases for all taxable periods prior to the taxable period in which this Agreement is executed have been properly paid. All income taxes and obligations relating thereto that could result in a lien or other claim against any of the Leases have been properly paid, unless contested in good-faith by appropriate proceedings and described on Schedule 6.14.

6.15 Hedging Arrangements. The Leases are not subject to any gas sales, gathering or transportation contracts which include provisions for hedging, price risk management or other such financial arrangements or transactions, which will affect or burden the Leases from and after the Closing Date.

6.16 Surface Use Agreements. To Seller’s knowledge, with the exception of Lease provisions, including provisions set forth in recorded addendums to Leases, there are no surface use agreements to which Seller is a party covering any portion of the Lands with the exception of the surface use agreements described on Exhibit D.

6.17 Plugging and Abandonment Obligations. With the exception of the Wells identified on Exhibit E, there are no Wells which are required to be plugged and abandoned at the present time under applicable governmental laws, rules and regulations or the terms of any Lease or agreement to which Seller is a party.

6.18 Seller’s Knowledge. Seller has no knowledge of any fact which results in any representation or warranty of Buyer in Article 7 being inaccurate in any respect. If after the date of this Agreement, Seller obtains knowledge of any fact which results in any representation or warranty of Buyer being inaccurate in any respect, Seller will promptly furnish Buyer written notice thereof.

6.19 Material Contracts.

A. Schedule 6.19 sets forth a list of the following contracts, agreements or commitments to which the Assets are subject or by which Seller is bound with respect to the Assets (collectively, the “Material Contracts”):

1. Any contract or agreement between Seller and any affiliate of Seller relating to the provision of goods or services in respect of the Assets which will survive the Closing or which affects the Assets on or after the Effective Time;

2. Any contract, agreement or commitment that commits Seller or its assigns to aggregate expenditures with respect to the Assets of more than $250,000 in any calendar year other than joint operating agreements and unitization or pooling agreements;

3. Any contract, agreement or commitment that commits Seller or its assigns to sell, exchange, gather, process, treat, handle, store or transport any Hydrocarbon production attributable to the Assets other than (i) any such contract, agreement or commitment which expires within three months or can be terminated by Seller or its assigns upon not more than three months’ notice without penalty, (ii) joint operating agreements, and (iii) unitization or pooling agreements; and

4. Any contract, agreement or commitment included in the Assets that constitutes (i) an indenture, mortgage, loan, credit or similar contract for borrowed money or any hedge or derivative contract (in each case) for which Buyer or any of its affiliates will be responsible or which affects any revenues or expenses attributable to the Assets on or after the Effective Time, (ii) any agreement for the use or sharing of drilling rigs in connection with the Assets, (iii) any farmin or farmout agreement, exploration agreement, participation agreement, agreement for development or similar agreement providing for the earning of an ownership interest that has not been earned as of the date of this Agreement, and (iv) any non-competition agreement.

B. Except as set forth on Schedule 6.19, the Material Contracts are in full force and effect and Seller has paid its share of all costs under the Material Contracts. Seller is not in default under any of the Material Contracts and Seller has not received and has not given a written notice of material default under any of the Material Contracts that remains uncured.

6.20 Royalties. All royalties and overriding royalties due in respect of Seller’s interest in the Leases and Wells for production prior to the Effective Date have been timely paid in full except for funds in suspense accounts as described on Schedule 6.20.

6.21 Payout Balances. Except as described on Schedule 6.21, none of the Leases or Wells are affected by a payout balance that will cause Seller’s interest therein to differ from the interests shown on Exhibit A-1 or Exhibit B (increase or decrease) upon an occurrence of “payout”; provided, however, that the representation in this Section 6.21 shall be limited to the Seller’s knowledge with respect to inaccuracies in payout balances that were incurred prior to Seller’s ownership of the subject Leases or Wells.

6.22 Environmental. Seller has not received any written notice claiming that Seller or any Asset is or has been in violation of any Environmental Law, and Seller is not aware of any existing violation of Environmental Laws related to the Assets. Seller has provided or made available to Buyer prior to the execution of this Agreement all material information in its possession relating to the environmental matters affecting the Assets.

ARTICLE 7

BUYER’S REPRESENTATIONS

Buyer makes the following representations and warranties to Seller as of the execution of this Agreement and as of Closing:

7.1 Corporate Representations.

A. Buyer is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Texas and is duly qualified, or as of Closing will be duly qualified, to carry on its business in Texas.

B. Buyer has all requisite power and authority to own the Assets after Closing, to carry on its business as presently conducted and to execute, deliver, and perform this Agreement and each other document executed in connection with the Transaction. The execution, delivery, and performance by Buyer of this Agreement and each other document executed by Buyer in connection with the Transaction, and the consummation of the Transaction, have been duly authorized by all necessary action of Buyer.

C. The execution and delivery of this Agreement does not (i) violate, or be in conflict with, any provision of Buyer’s governing documents, or any provision of any statute, rule or regulation applicable to Buyer or any material lease, contract, agreement, instrument or obligation to which Buyer is a party or by which Buyer is bound, or (ii) violate, or be in conflict with, any judgment, decree or order applicable to Buyer.

7.2 Enforceability. This Agreement and each other document executed by Buyer in connection with this Transaction constitutes, or when executed will constitute, Buyer’s legal, valid and binding obligation, enforceable in accordance with their respective terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws for the protection of creditors and equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

7.3 Liability for Brokers’ Fees. Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to this Transaction for which Seller shall have any responsibility whatsoever.

7.4 Litigation. There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or, to Buyer’s knowledge, threatened against it in any court or by or before any federal, state, municipal or other governmental agency that would affect Buyer’s ability to execute and deliver this Agreement or to consummate this Transaction and assume the liabilities to be assumed by Buyer under this Agreement, including without limitation, the Assumed Liabilities.

7.5 Securities Laws. Buyer is familiar with the Assets and it is a knowledgeable, experienced and sophisticated investor in the oil and gas business. Buyer understands and accepts the risks and absence of liquidity inherent in ownership of the Assets. Buyer acknowledges that the Assets are or may be deemed to be “securities” under the Securities Act of 1933, as amended, and certain applicable state securities or Blue Sky laws and that resales thereof may therefore be subject to the registration requirements of such acts. The Assets are being acquired solely for Buyer’s own account for the purpose of investment and not with a view to resale, distribution or granting a participation therein in violation of any securities laws.

7.6 Financial Resources. Buyer has, and will have at the Closing, sufficient cash available or borrowing capacity under its credit facility to close this Transaction.

7.7 Buyer’s Evaluation.

A. Records. Buyer is experienced and knowledgeable in the oil and gas business and is aware of its risks. Buyer acknowledges that Seller is making available to it the Records and the opportunity to examine, to the extent it deems necessary in its sole discretion, all real property, personal property and equipment associated with the Assets. Except for the representations of Seller contained in this Agreement, Buyer acknowledges and agrees that Seller has not made any representations or warranties, express or implied, written or oral, as to the accuracy or completeness of the Records or any other information relating to the Assets furnished or to be furnished to Buyer or its representatives by or on behalf of Seller, including without limitation any estimate with respect to the value of the Assets, estimates or any projections as to reserves and/or events that could or could not occur, future operating expenses, future workover expenses and future cash flow.

B. Independent Evaluation. In entering into this Agreement, Buyer acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of this Transaction including its own estimate and appraisal of the extent and value of the petroleum, natural gas and other reserves of the Assets, the value of the Assets and future operation, maintenance and development costs associated with the Assets. Buyer is aware of the geologic factors and risks associated with operating oil and gas wells in the area of the Assets. Accordingly, Buyer assumes the risk of the downhole condition of the Wells. Except as expressly provided in this Agreement, Seller shall not have any liability to Buyer or its affiliates, agents, representatives or employees resulting from any use, authorized or unauthorized, of the Records or other information relating to the Assets provided by or on behalf of Seller.

7.8 Buyer’s Knowledge. Buyer has no knowledge of any fact which results in any representation or warranty of Seller in Article 6 being breached. If after the date of this Agreement, Buyer obtains knowledge of any fact which results in any representation or warranty of Seller being breached, Buyer will promptly furnish Seller written notice thereof.

ARTICLE 8

COVENANTS AND AGREEMENTS

8.1 Covenants and Agreements of Seller. Seller covenants and agrees with Buyer as follows:

A. Operations Prior to Closing. From the date of execution hereof to the Closing, Seller will operate the Assets in the ordinary course of business and consistent with past practices. Seller agrees to maintain the insurance now in effect with respect to the Assets through the date of Closing. From the date of execution of this Agreement to the Closing Date, Seller shall pay or cause to be paid its proportionate shares of all Property Expenses incurred in connection with the ownership or operation of the Assets.

B. Restriction on Operations. Except in the case of an emergency and subject to the terms of applicable operating and other existing agreements, without the prior written consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed, Seller shall not:

1. except in the ordinary course of business, enter into any new material agreements or commitments with respect to the Assets which extend beyond the Closing;

2. commit to or incur any expenditures in excess of $25,000.00 (net to Seller’s interest) with respect to any part of the Assets;

3. make any nonconsent elections with respect to operations affecting the Assets;

4. abandon any Well or release (or permit to terminate), or modify or reduce its rights under all or any portion of any of the Leases;

5. except in the ordinary course of business, modify or terminate any of the Contracts or waive or relinquish any right thereunder;

6. agree to any renegotiated price, take-or-pay or other terms under existing gas purchase agreements;

7. agree to any credit or prepayment arrangement that would reduce the share of gas deliverable with respect to the Assets following the Effective Time;

8. enter into any agreement or instrument for the sale, treatment, or transportation of production from the Assets (except for sales agreements terminable on no more than 30 days’ notice);

9. create any material gas imbalance affecting the Assets; or

10. encumber, sell or otherwise dispose of any of the Assets, other than (i) Hydrocarbons sold or otherwise disposed of in the ordinary course of business, (ii) personal property that is replaced by equivalent property or consumed in the normal operation of the Assets, or (iii) any item of personal property or equipment having a value of less than $25,000.

For the purposes of obtaining the written consents required in this Section 8.1, Buyer designates the person set forth in Section 15.2. Such consents may be obtained in writing by overnight courier or given by telecopy or facsimile transmission.

C. Notification of Claims. Seller shall promptly notify Buyer of any suit, action or other written proceeding before any court or governmental agency and any cause of action that relates to the Assets or that might, in Seller’s reasonable judgment, result in impairment or loss of Seller’s title to any portion of the Assets or the value thereof or that might hinder or impede the operation of the Leases, in each case, arising or threatened in writing prior to the Closing.

8.2 Covenants and Agreements of Buyer. Buyer covenants and agrees with Seller that at Closing or as soon as practical thereafter, but no later than 30 days after the Closing, Buyer shall provide replacement instruments for each bond or similar contingent obligation given by Seller securing its, or its contract operator’s, obligations relating to the Assets, set forth on Exhibit J (collectively, the “Instruments”). As soon as practical after Closing, but no later than 30 days after the Closing, Buyer (with reasonable assistance of Seller as requested by Buyer) shall use its reasonable best efforts to obtain the release of the Assets and/or Seller from the Instruments and shall indemnify and hold Seller harmless for claims related to or arising out of any failure to obtain such releases.

8.3 Confidentiality. Any information furnished by either Party in connection with this Transaction shall be subject to the provisions of that certain Confidentiality Agreement dated May 22, 2009, between Seller and Buyer.

8.4 Amendment of Schedules. As of the Closing Date, all Schedules hereto shall be deemed amended and supplemented to include reference to any matter (i) relating to Seller or the Assets which first arises or occurs after the date of this Agreement and does not result from a breach by Seller of Section 8.1, (ii) which results in an adjustment to the Purchase Price pursuant to Section 2.4 or (iii) which relates to a property excluded from the Assets pursuant to this Agreement for which Seller assumes responsibility.

8.5 Notice of Breach. If either Seller or Buyer develops or possesses information that leads it to believe that the other Party may have breached a representation or warranty under this Agreement, that Party shall promptly inform the other Party of such potential breach so that it may attempt to remedy or cure such breach prior to Closing. Notwithstanding the foregoing, this Section shall not apply to breach of the Parties’ obligations at Closing and shall not operate to delay Closing. The provisions of this Agreement and the various documents and agreements to be executed and delivered pursuant hereto relating to representations, warranties, indemnities and agreements of Seller or Buyer shall not be altered or modified by Buyer’s or Seller’s knowledge of any event or Buyer’s or Seller’s review of any documents or other matters except as expressly provided herein to the contrary.

8.6 Parties’ Efforts. Each of the Parties agrees to use commercially reasonable efforts to refrain from taking any action within its control which would cause a breach of any of its representations or warranties or which would prevent it from consummating the Transaction contemplated hereby.

8.7 Governmental Reviews.

A. Seller and Buyer shall in a timely manner (i) make all required filings, if any, with and prepare applications to and conduct negotiations with, each governmental body as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the Transaction contemplated hereby and (ii) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations. Each Party shall cooperate with and use all commercially reasonable efforts to assist the other with respect to such filings, applications and negotiations.

B. Seller and Buyer hereby acknowledge and agree that no filing or other notice currently is or will be required under the HSR Act.

8.8 Letters-in-Lieu; Assignments; Operatorship.

A. Seller will execute on the Closing Date letters in lieu of division and transfer orders relating to the Assets, on forms prepared by Seller and reasonably satisfactory to Buyer, to reflect the Transaction contemplated hereby.

B. Seller will prepare and execute, and Buyer will execute, on the Closing Date, an assignment necessary to convey to Buyer all federal and state Leases in the form as prescribed by the applicable governmental body and otherwise acceptable to Buyer and Seller.

C. Seller makes no representations or warranties to Buyer as to transferability or assignability of operatorship of any Seller Operated Assets. Rights and obligations associated with operatorship of such Assets are governed by operating and similar agreements covering such Assets and will be determined in accordance with the terms of such agreements. However, Seller will assist Buyer in Buyer’s efforts to succeed Seller as operator of any Wells included in the Assets. Buyer shall, promptly following Closing, file all appropriate forms and declarations or bonds with federal and state agencies relative to its assumption of operatorship. For all Seller

Operated Assets, Seller shall execute and deliver to Buyer, and Buyer shall promptly file the appropriate forms (including a change of operator card on the form established by the Texas Railroad Commission, duly executed by Seller and naming Buyer as the successor operator) with the applicable regulatory agency transferring operatorship of such Assets to Buyer.

8.9 Insurance. Effective as of the Closing Date, Buyer shall cause the following insurance to be carried and maintained with respect to the Assets: (i) general liability insurance with combined single limits per occurrence of not less than $1,000,000.00 for bodily injury and property damage, including property damage by blowout and cratering, completed operations and contractual liability with respect to any contract into which Buyer may enter under the terms of this Agreement and (ii) operators extra expense insurance with limits of not less than $1,000,000.00 per occurrence, covering the costs of controlling a blowout, and certain other related and/or resulting costs and seepage and pollution liability.

8.10 Financial Information.

A. Prior to and following Closing, Seller shall use its reasonable best efforts to cause its accountants, counsel, agents and other third parties to cooperate with Buyer and its representatives in connection with the preparation by Buyer of financial statements and other financial data relating to the Assets (collectively, the “Financial Statements”) that are required to be included in any filing by Buyer or its affiliates with the Securities and Exchange Commission.

B. Prior to and following Closing, Seller shall give Buyer and its representatives reasonable access during normal business hours to the Assets, Records, and other financial data necessary for the preparation of the Financial Statements. If requested, Seller shall execute and deliver to the external audit firm that audits the Financial Statements (the “Audit Firm”) such representation letters, in form and substance customary for representation letters provided to external audit firms by management of the company whose financial statements are the subject of an audit or are the subject of a review pursuant to Statement of Accounting Standards 100 (Interim Financial Information), as may be reasonably requested by the Audit Firm, with respect to the Financial Statements, provided that Buyer shall provide customary indemnity for any officer of Seller executing and delivering such representation letters to the Audit Firm.

C. Buyer shall reimburse Seller for all third-party out-of-pocket costs incurred by Seller with respect to Seller’s obligations under this Section 8.10.

ARTICLE 9

TAX MATTERS

9.1 Apportionment of Tax Liability. All Taxes based on or measured by production of Hydrocarbons shall be deemed attributable to the period during which such production occurred and not attributable to the year in which such Taxes are assessed. The apportionment of Taxes between the Parties shall take place as an adjustment to the Purchase Price pursuant to Sections 2.4 and 13.1 in the Preliminary Settlement Statement for Taxes for which information is available at Closing and in the Final Settlement Statement for all remaining Taxes, using estimates of such Taxes if actual numbers are not available.

9.2 Tax Reports and Returns. Seller agrees to file all tax returns for the period of time prior to and including the Closing Date, and Buyer agrees to file all tax returns for the period of time after the Closing Date. The Party not filing the return agrees to provide the Party filing the return with appropriate information which is necessary to file any required tax reports and returns related to the Assets. Buyer agrees to file all tax returns and reports applicable to the Assets that are required to be filed after the Closing, and pay all required Taxes payable with respect to the Assets subject to the provisions of Sections 9.1 and 14.4.

9.3 Sales Taxes. Buyer shall be liable for and shall indemnify Seller for any sales and use taxes, conveyance, transfer and recording fees and real estate transfer stamps or taxes that may be imposed on any transfer of the Assets pursuant to this Agreement. If required by applicable law, Seller shall, in accordance with applicable law, calculate and remit any sales or similar taxes that are required to be paid as a result of the transfer of the Assets to Buyer and Buyer shall promptly (in any event within five business days) reimburse Seller therefor upon written notice from Seller. Such notice will include Seller’s calculation and supporting detail of the taxes paid and evidence of payment, such as a copy of a cashed check. If Seller receives notice that any sales and/or use taxes are due, Seller shall promptly forward such notice to Buyer for payment of such taxes that may be due.

9.4 Tax Allocation. Seller and Buyer agree that the Purchase Price and the Assumed Liabilities shall be allocated among the various Assets for federal and state income tax purposes. The initial draft of such allocations shall be prepared in a manner consistent with the Allocated Values by Seller and shall be provided to Buyer concurrently with the delivery of the Final Settlement Statement. Seller and Buyer shall cooperate to update the allocation to reflect any adjustment to the Purchase Price. The allocation of the Purchase Price shall be reflected on a completed Form 8594 (Asset Acquisition Statement Under Section 1060), which form Seller and Buyer will each file separately with the Internal Revenue Service pursuant to the requirements of section 1060(b) of the Code. The parties and their affiliated entities agree not to take a federal or state income tax reporting position inconsistent with such allocations unless required by applicable law. In the event such a position is required by applicable law, the affected party shall immediately notify the other party of said position, citing the applicable law. The parties further agree that such allocations shall represent reasonable estimates of the fair market values of the Assets described therein.

ARTICLE 10

CONDITIONS PRECEDENT TO CLOSING

10.1 Seller’s Conditions Precedent. The obligations of Seller at the Closing are subject, at the option of Seller, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

A. All representations and warranties of Buyer contained in this Agreement are true in all material respects at and as of the Closing in accordance with their terms as if such representations and warranties were remade at and as of the Closing. Buyer has performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing in all material respects and Buyer shall deliver a certificate to Seller confirming the foregoing;

B. No order, decree, ruling or other legal process has been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that seeks to enjoin or prohibit this Transaction and that remains in effect at the time of Closing;

C. The aggregate value of all Title Defects and Environmental Defects does not exceed $24,750,000; and

D. There shall have occurred, contemporaneously with the Closing, the closing of that certain other transaction between the Parties relating to the sale and purchase of Seller’s Mid-Continent Properties marketed through Scotia Waterous.

10.2 Buyer’s Conditions Precedent. The obligations of Buyer at the Closing are subject, at the option of Buyer, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

A. All representations and warranties of Seller contained in this Agreement are true in all material respects at and as of the Closing in accordance with their terms as if such representations were remade at and as of the Closing. Seller has performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Seller at or prior to the Closing in all material respects and Seller shall deliver a certificate to Buyer confirming the foregoing;

B. No order, decree, ruling or other legal process has been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that seeks to enjoin or prohibit this Transaction and that remains in effect at the time of Closing;

C. The aggregate value of all Title Defects and Environmental Defects does not exceed $24,750,000;

D. A recordable release of any deeds of trust, mortgages, financing statements, fixture filings and security agreements affecting the Assets; and

E. There shall have occurred, contemporaneously with the Closing, the closing of that certain other transaction between the Parties relating to the sale and purchase of Seller’s Mid-Continent Properties marketed through Scotia Waterous.

10.3 Failure to Disclose. The breach by either Party of its obligation to give notice to the other Party under Section 8.5 shall not constitute a failure of the conditions to Closing under Sections 10.1 or 10.2. From and after Closing, Seller shall not have any obligation or liability under this Agreement or otherwise in connection with the transaction contemplated by this Agreement for any breach of a representation or warranty by Seller prior to Closing by reason of any fact or facts of which Buyer had knowledge prior to Closing. From and after Closing, Buyer shall not have any obligation or liability under this Agreement or otherwise in connection with the transaction contemplated by this Agreement for any breach of a representation or warranty by Buyer prior to Closing by reason of any fact or facts of which Seller had knowledge prior to Closing.

ARTICLE 11

RIGHT OF TERMINATION AND ABANDONMENT

11.1 Termination. This Agreement may be terminated in accordance with the following provisions:

A. by Seller if Seller’s conditions set forth in Section 10.1 are not satisfied through no fault of Seller, or are not waived by Seller, as of the Closing Date;

B. by Buyer if Buyer’s conditions set forth in Section 10.2 are not satisfied through no fault of Buyer, or are not waived by Buyer, as of the Closing Date;

C. by either Party if the Purchase Price reduction described in either Sections 10.1 C. and 10.2 C. has occurred and not been waived by both Seller and Buyer;

D. If the Closing has not occurred by the close of business on September 15, 2009, then (i) by Seller if any condition specified in Section 10.1 has not been satisfied on or before such close of business, and shall not theretofore have been waived by Seller or (ii) by Buyer if any condition specified in Section 10.2 has not been satisfied on or before such close of business, and shall not theretofore have been waived by Buyer; provided that the failure to consummate the Transaction contemplated hereby on or before such date did not result from the failure by the terminating Party to fulfill any undertaking or commitment provided for herein on the part of the terminating Party that is required to be fulfilled on or prior to Closing;

E. by either Party if there shall be any law that makes consummation of the Transaction illegal or otherwise prohibited or a governmental authority shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the Transaction, and such order, decree, ruling, or other action shall have become final and non-appealable; and

F. by either Party if there has been no release by Closing of any liens or encumbrances on the Assets despite a good faith effort by Seller to obtain such release.

11.2 Liabilities Upon Termination.

A. Buyer’s Breach. If Closing does not occur because Buyer wrongfully fails to tender performance at Closing or otherwise breaches this Agreement prior to Closing, and Seller is ready to close, the Escrow Agent shall disburse the Deposit to Seller, together with interest thereon, as liquidated damages. Buyer’s failure to close shall not be considered wrongful if Buyer has validly terminated this Agreement under Section 11.1. The remedy set forth herein shall be Seller’s sole and exclusive remedy for Buyer’s wrongful failure to close hereunder and Seller expressly waives any and all other remedies, legal and equitable, that it otherwise may have had for Buyer’s wrongful failure to close.

B. Seller’s Breach. If Closing does not occur because Seller wrongfully fails to tender performance at Closing or otherwise breaches this Agreement prior to Closing, and Buyer is ready and otherwise able to close, the Escrow Agent shall return the Deposit, together with interest thereon, to Buyer not later than two (2) business days after the determination that the Closing will not occur, and in any event Buyer shall have all other remedies available to it for Seller’s wrongful failure to close hereunder, including, but not limited to, specific performance.

ARTICLE 12

CLOSING

12.1 Date of Closing. The “Closing” of this Transaction shall be held on or before August 11, 2009. The date the Closing actually occurs is called the “Closing Date.”

12.2 Place of Closing. The Closing shall be held at the offices of Seller, 12377 Merit Drive, Suite 1700, Dallas, Texas 75251, at 9:00 a.m. or at such other time and place as Buyer and Seller may agree in writing.

12.3 Closing Obligations. At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

A. Seller shall execute, acknowledge and deliver to Buyer, an Assignment, Bill of Sale and Conveyance with a special warranty of title by, through and under Seller in the form attached as Exhibit F conveying the Assets to Buyer as of the Effective Time.

B. Seller shall execute, acknowledge and deliver to Buyer, assignments on the required governmental forms necessary to convey the Assets to Buyer.

C. Seller and Buyer shall execute and deliver the Preliminary Settlement Statement.

D. Buyer shall deliver the Closing Amount to the account at the bank designated by Seller in writing, by wire transfer in immediately available funds, or by such other method as agreed to by the Parties.

E. Buyer and Seller shall execute instructions to the Escrow Agent to wire the funds in the Escrow Account to Seller.

F. Buyer shall deliver to Seller the Officer’s Certificate in form and substance as set forth in Exhibit G.

G. Seller shall deliver to Buyer the Officer’s Certificate in form and substance as set forth in Exhibit H.

H. Seller shall execute and deliver to Buyer an affidavit of non-foreign status and no requirement for withholding under Section 1445 of the Code in the form attached as Exhibit I.

I. Seller shall prepare, execute and deliver to Buyer appropriate letters-in-lieu of transfer orders.

J. Buyer and Seller shall execute all documents necessary to transfer operations on the Seller Operated Assets to Buyer or Buyer’s designated operator.

K. Seller shall make the Records available for pick up by Buyer at Closing to the extent possible, but in any event, within five business days after Closing.

L. Seller and Buyer shall take such other actions and deliver such other documents as are contemplated by this Agreement.

ARTICLE 13

POST-CLOSING OBLIGATIONS

13.1 Post-Closing Adjustments.

A. Final Settlement Statement. As soon as practicable after the Closing, but in no event later than 120 days after Closing, Seller, with assistance from Buyer, will prepare and deliver to Buyer, in accordance with customary industry accounting practices, the Final Settlement Statement (the “Final Settlement Statement”) setting forth each adjustment or payment that was not finally determined as of the Closing and showing the calculation of such adjustment and the resulting final purchase price (the “Final Purchase Price”). As soon as practicable after receipt of the Final Settlement Statement, but in no event later than 30 days after Buyer’s receipt of Seller’s proposed Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes to make to the Final Settlement Statement. Buyer’s failure to deliver to Seller a written report detailing proposed changes to the Final Settlement Statement by that date shall be deemed an acceptance by Buyer of the Final Settlement Statement as submitted by Seller. The Parties shall make a good faith attempt to agree with respect to the changes proposed by Buyer, if any, no later than 45 days after receipt of Seller’s proposed Final Settlement Statement. The date upon which such agreement is reached or upon which the Final Purchase Price is established shall be herein called the “Final Settlement Date.” If the Final Purchase Price is more than the Closing Amount, Buyer shall pay Seller the amount of such difference. If the Final Purchase Price is less than the Closing Amount, Seller shall pay to Buyer the amount of such difference. Any payment by Buyer or Seller, as the case may be, shall be made by wire transfer of immediately available funds within 5 days of the Final Settlement Date. Any adjustments requiring additional payment by either Buyer or Seller shall also be made in the same manner.

B. Dispute Resolution. If the Parties are unable to resolve a dispute as to the Final Purchase Price by 45 days after Buyer’s receipt of Seller’s proposed Final Settlement Statement, the Parties shall submit the dispute to Deloitte & Touche LLP, Dallas, Texas, for final and binding determination and Buyer and Seller shall execute such engagement, indemnity and other agreements as such accounting firm may require in connection with or as a condition to such engagement. Buyer and Seller shall cooperate diligently with any reasonable request of the accounting firm and furnish to the accounting firm such workpapers and other documents and information relating to such objections as the accounting firm may request and are available to such Party or its subsidiaries (or its independent public accountants) and will be afforded the opportunity to present to the accounting firm any material relating to the determination of the matters in dispute and to discuss such determination with the accounting firm prior to any written notice of determination hereunder being delivered by the accounting firm and to the extent that a value has been assigned to any objection that remains in dispute, the accounting firm shall not assign a value to such objection that is greater than the greatest value for such objection claimed by either Party or less than the smallest value for such objection claimed by either Party. The fees and expenses of said accounting firm in making such determination shall be shared equally by Buyer and Seller. Upon resolution of such unresolved disagreements of Buyer, the Final Settlement Statement (including any revisions thereto as are so resolved or agreed), shall be conclusive, final and binding on Buyer and Seller.

13.2 Records. Seller shall make the Records available for pick up by Buyer at Closing to the extent possible, but in any event, within five business days after Closing. Seller may retain copies of the Records and Seller shall have the right to review and copy the Records during standard business hours upon reasonable notice for so long as Buyer retains the Records. Buyer agrees that the Records will be maintained in compliance with all applicable laws governing document retention. Buyer will not destroy or otherwise dispose of Records for a period of 6 years after Closing, unless Buyer first gives Seller reasonable notice and an opportunity to retain or copy the Records to be destroyed.

13.3 Further Assurances. From time to time after Closing, Seller and Buyer shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to accomplish more effectively the purposes of this Transaction.

ARTICLE 14

ASSUMPTION AND RETENTION OF OBLIGATIONS, INDEMNIFICATION AND LIMITATIONS

14.1 Buyer’s Assumption of Liabilities and Obligations. Upon Closing, and except for Retained Liabilities and subject to Section 14.5, Buyer shall assume and pay, perform, fulfill and discharge all claims, costs, expenses, liabilities and obligations accruing or relating to the owning, developing, exploring, operating or maintaining of the Assets or the producing, transporting and marketing of Hydrocarbons from the Assets, including, without limitation (i) the payment of royalties, overriding royalties and Taxes attributable to the period of time at or after the Effective Time; (ii) the Assumed Environmental Liabilities whether arising before or after the Effective Time; (iii) the Contracts (iv) any injury, death, casualty, tortious action or inaction occurring on or attributable to the Assets at or after the Closing Date, (v) any breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement, (vi) the Property Expenses attributable to the period of time at or after the Effective Time; (vii) the obligation to plug and abandon all Wells and reclaim all well sites located on the Lands regardless of when the obligations arose; (viii) the make-up and balancing obligations for gas from the Wells regardless of when the imbalance occurred; (ix) any Losses relating to or resulting from the matter listed as No. 2 in Schedule 6.5, but only to the extent attributable to operations during the period on or after the Closing Date; and (ix) any Permitted Encumbrances (collectively, the “Assumed Liabilities”).

14.2 Seller’s Retention of Liabilities and Obligations. Upon Closing and subject to Sections 14.3 and 14.5, Seller retains all claims, costs, expenses, liabilities and obligations accruing or relating to the owning, developing, exploring, operating or maintaining of the Assets or the producing, transporting and marketing of Hydrocarbons from the Assets prior to the Effective Time, except for the Assumed Environmental Liabilities, but including without limitation (i) the payment of royalties, overriding royalties and Taxes attributable to the period of time prior to the Effective Time; (ii) the Retained Environmental Liabilities; (iii) any injury, death, casualty, tortious action or inaction occurring on or attributable to the Assets prior to the Closing Date; (iv) employee-related claims of Seller attributable to the period of time prior to the Closing Date; (v) any breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement subject to the survival of Seller’s representations provided in Section 14.5 below; (vi) the Property Expenses attributable to the period of time prior to the Effective Time; and (vii) any Losses relating to or resulting from the matters listed in Schedule 6.5; provided that with respect to any Losses relating to or resulting from the matter listed as No. 2 in Schedule 6.5, only to the extent attributable to the period prior to the Closing Date (collectively, the “Retained Liabilities”).

14.3 Suspended Funds. Except to the extent accounted for by a downward adjustment of the Purchase Price under Section 2.4 E., at Closing Seller will transfer to Buyer all funds, if any, held by Seller in suspense owing to third parties on account of production from the Assets, together with identification of those funds on a Well-by-Well and owner-by-owner basis. Buyer shall assume responsibility for the payment thereof to third parties entitled to the same, to the extent of the funds transferred, and shall indemnify and hold Seller harmless for claims related to or arising out of Buyer’s payment, mispayment or failure to make payment of such funds. Seller shall indemnify and hold harmless Buyer for claims related to wrongfully withheld suspended funds attributable to the period of time prior to the Effective Time.

14.4 Proceeds and Invoices for Property Expenses Received After the Final Settlement Date. After the Final Settlement Date, those proceeds attributable to the Assets received by a Party or invoices received for or Property Expenses paid by one Party for or on behalf of the other Party with respect to the Assets which were not already included in the Final Settlement Statement shall be settled, as promptly as commercially practicable, as follows:

A. Proceeds. Proceeds received by Buyer with respect to sales of Hydrocarbons produced prior to the Effective Time shall be remitted or forwarded to Seller. Proceeds received by Seller with respect to sales of Hydrocarbons produced at or after the Effective Time shall be forwarded to Buyer.

B. Property Expenses. Invoices for Property Expenses received by Buyer that relate to operations on the Assets prior to the Effective Time shall be forwarded to Seller by Buyer, or if already paid by Buyer, invoiced by Buyer to Seller. Invoices for Property Expenses received by Seller that relate to operations on the Assets at or after the Effective Time shall be forwarded to Buyer by Seller, or if already paid by Seller, invoiced by Seller to Buyer.

14.5 Indemnification. After the Closing, the Parties shall indemnify each other as follows:

A. Seller’s Indemnification of Buyer. Seller assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Buyer, its officers, directors, employees and agents, from and against all Losses which arise from or in connection with (i) the Retained Liabilities, (ii) any matter for which Seller has agreed to indemnify Buyer elsewhere in this Agreement, and (iii) any breach by Seller of its representations, warranties or covenants under this Agreement. Excepting any Losses relating to the matters listed in Schedule 6.5, and subject to the termination of this Agreement pursuant to Article 11, in no event shall any amounts be recovered from Seller for (i) any individual Loss less than or equal to $100,000.00 in value (the “Seller Individual Deductible”) and (ii) any Losses in excess of the Seller Individual Deductible until the aggregate value of all such Losses exceeds $3,000,000.00 (the “Seller Aggregate Deductible”), in which event Buyer may recover all Losses incurred in excess of the Seller Aggregate Deductible; provided that Seller’s maximum liability under this Agreement for all Losses shall under no circumstances exceed fifty percent (50%) of the Purchase Price.

B. Buyer’s Indemnification of Seller. Buyer assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Seller, its members, officers, directors, employees and agents, from and against all Losses which arise from or in connection with (i) the Assumed Liabilities, (ii) any matter for which Buyer has agreed to indemnify Seller under this Agreement, and (iii) any breach by Buyer of its representations, warranties or covenants under this Agreement.

C. Release. Buyer shall be deemed to have released Seller at the Closing from any Losses for which Buyer has agreed to indemnify Seller hereunder, and Seller shall be deemed to have released Buyer at the Closing from any Losses for which Seller has agreed to indemnify Buyer hereunder.

D. Survival. All representations and warranties of Seller and Buyer contained herein shall survive the Closing and shall terminate on the date that is fifteen (15) months following the Closing Date; provided, however, that the representations and warranties contained in Section 6.2, Section 6.3, Section 6.15, Section 7.2 and Section 7.3 (collectively, the “Fundamental Representations”) shall survive until the expiration of the applicable statute of limitations period. Upon the termination of a representation or warranty in accordance with the foregoing, such representation or warranty shall have no further force or effect for any purpose under this Agreement. The covenants and other agreements of Seller and Buyer set forth in this Agreement shall survive the Closing Date until fully performed.

14.6 Procedure. The indemnification contained in this Agreement shall be implemented as follows:

A. Coverage. Such indemnity shall extend to all Losses suffered or incurred by the Indemnified Party.

B. Claim Notice. The Party seeking indemnification under the terms of this Agreement (“Indemnified Party”) shall submit a written “Claim Notice” to the other Party (“Indemnifying Party”) which shall list the amount claimed by an Indemnified Party, the basis for such claim, with supporting documentation, and list each separate item of Loss for which payment is so claimed. The amount claimed shall be paid by the Indemnifying Party to the extent required herein within 30 days after receipt of the Claim Notice, or after the amount of such payment has been finally established, whichever last occurs.

C. Information. If the Indemnified Party receives notice of a claim or legal action that may result in a Loss for which indemnification may be sought under this Agreement (a “Claim”), the Indemnified Party shall give written notice of such Claim to the Indemnifying Party as soon as is practicable. The Indemnified Party shall furnish the Indemnifying Party with copies of all pleadings and other information with respect to such Claim. At the election of the Indemnifying Party made within 60 days after receipt of such notice, the Indemnified Party shall permit the Indemnifying Party to assume control of such Claim (to the extent only that such Claim, legal action or other matter relates to a Loss for which the Indemnifying Party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of litigation through attorneys of the Indemnifying Party’s choice; provided, however, that any settlement of the claim by the Indemnifying Party may not result in any liability or cost to the Indemnified Party without its prior written consent. If the Indemnifying Party elects to assume control, (i) any expense incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnified Party, and (ii) the Indemnified Party shall give all reasonable information and assistance that the Indemnifying Party shall deem necessary to the proper defense of such Claim. In the absence of such an election, the Indemnified Party will use its best efforts to defend, at the Indemnifying Party’s expense, any Claim to which such other Party’s indemnification applies until the Indemnifying Party assumes such defense. If the Indemnifying Party fails to assume such defense within the time period provided above, the Indemnified Party may settle the Claim, in its reasonable discretion at the Indemnifying Party’s expense. If such a Claim requires immediate action, both the Indemnified Party and the Indemnifying Party will cooperate in good faith to take appropriate action so as not to jeopardize defense of such Claim or either Party’s position with respect to such Claim.

14.7 Dispute Resolution. Subject to the provisions of subsection 4.3 above, the Parties agree to resolve all disputes concerning this Agreement pursuant to the provisions of this Section, such disputes to include without limitation (i) the existence of an Environmental Defect, (ii) the Environmental Defect Value, (iii) the adequacy of any remediation actions take with respect to an Environmental Defect, or (iv) disputes concerning a Claim or amount to be paid by an Indemnifying Party (each a “Dispute” and collectively “Disputes”). The Parties agree to submit all Disputes to binding arbitration in Dallas, Texas, such arbitration to be conducted as follows: The arbitration proceeding shall be conducted by the American Arbitration Association in accordance with its commercial rules, with discovery to be conducted in accordance with the Federal Rules of Civil Procedure. The arbitration shall be governed by Texas law and shall be held in Dallas, Texas. The arbitration shall be before a three-person panel of neutral arbitrators, each with at least 15 years experience in the oil and gas industry, consisting of one person picked by each side, and the two arbitrators so selected picking the third (with the panel so picked being the “Arbitrators”). Any disputes over the scope of discovery shall be determined by the Arbitrators. The Arbitrators shall conduct a hearing no later than 60 days after submission of the matter to arbitration, and the Arbitrators shall render a written decision within 30 days of the hearing. At the hearing, the Parties shall present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required but the Arbitrators shall consider any evidence and testimony that they determine to be relevant, in accordance with procedures that they determine to be appropriate. Any award entered in the arbitration shall be made by a written opinion stating the reasons and basis for the award made and any payment due pursuant to the arbitration shall be made within 15 days of the decision by the Arbitrators. The final decision shall be binding on the Parties, final and non-appealable, and may be filed in a court of competent jurisdiction and may be enforced by any Party as a final judgment of such court. Each Party shall bear its own costs and expenses of the arbitration, provided, however, that the costs of employing the Arbitrators shall be borne 50% by the Seller and 50% by the Buyer.

14.8 Reservation as to Non-Parties. Nothing herein is intended to limit or otherwise waive any recourse Buyer or Seller may have against any non-Party for any obligations or liabilities that may be incurred with respect to the Assets.

14.9 Limitation on Damages.

A. COVERAGE. NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO THAT SELLER IS NOT MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, BEYOND THOSE REPRESENTATIONS OR WARRANTIES EXPRESSLY GIVEN IN THIS AGREEMENT AND (IF CLOSING OCCURS) IN THE CONVEYANCE, AND IT IS UNDERSTOOD THAT, WITHOUT LIMITING SUCH EXPRESS REPRESENTATIONS AND WARRANTIES, BUYER TAKES THE ASSETS AS IS AND WHERE IS AND WITH ALL FAULTS. WITHOUT LIMITING THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE, SELLER HEREBY (I) EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO (A) THE CONDITION OF THE ASSETS (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, OR THE PRESENCE OR ABSENCE OF ANY HAZARDOUS MATERIALS IN OR ON, OR DISPOSED OF OR DISCHARGED FROM, THE ASSETS) OR (B) ANY INFRINGEMENT BY SELLER OR ANY OF ITS AFFILIATES OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY; AND (II) NEGATES ANY RIGHTS OF BUYER UNDER STATUTES TO CLAIM DIMINUTION OF CONSIDERATION AND ANY CLAIMS BY BUYER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, IT BEING THE INTENTION OF SELLER AND BUYER THAT THE ASSETS ARE TO BE ACCEPTED BY BUYER IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

B. TEXAS DECEPTIVE TRADE PRACTICES ACT WAIVER. BUYER (A) REPRESENTS AND WARRANTS TO SELLER THAT IT (I) IS ACQUIRING THE ASSETS FOR COMMERCIAL OR BUSINESS USE, (II) IS REPRESENTED BY LEGAL COUNSEL, (III) ACKNOWLEDGES THE CONSIDERATION PAID OR TO BE PAID FOR THE ASSETS WILL EXCEED $500,000, AND (IV) HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS SUCH THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT AND IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION WITH RESPECT TO THE SELLER; AND (B) HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY AND ALL RIGHTS OR REMEDIES IT MAY HAVE UNDER THE DECEPTIVE TRADE PRACTICES – CONSUMER PROTECTION ACT OF THE STATE OF TEXAS, TEX. BUS. & COM. CODE § 17.41 ET SEQ. TO THE MAXIMUM EXTENT IT CAN DO SO UNDER APPLICABLE LAW, IF SUCH ACT WOULD FOR ANY REASON BE DEEMED APPLICABLE TO THE TRANSACTIONS CONTEMPLATED HEREBY.

WAIVER OF CONSUMER RIGHTS

BUYER WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES – CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF BUYER’S OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER.

FURTHERMORE, WITH RESPECT TO ASSETS WHICH ARE LOCATED IN A STATE OR SUBJECT TO A JURISDICTION OTHER THAN TEXAS, BUYER WAIVES ANY COMPARABLE PROVISION OF THE LAW OF THE STATE OR OTHER JURISDICTION WHERE SUCH ASSETS ARE LOCATED OR TO WHICH SUCH ASSETS ARE SUBJECT.

C. DAMAGES. NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, SELLER AND BUYER AGREE THAT, EXCEPT FOR THE LIQUIDATED DAMAGES SPECIFICALLY PROVIDED FOR IN SECTION 11.2, THE RECOVERY BY EITHER PARTY HERETO OF ANY DAMAGES SUFFERED OR INCURRED BY IT AS A RESULT OF ANY BREACH BY THE OTHER PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS UNDER THIS AGREEMENT SHALL BE LIMITED TO THE ACTUAL DAMAGES SUFFERED OR INCURRED BY THE NON-BREACHING PARTY (AND THE INDEMNIFIED PERSONS TO WHICH SUCH OBLIGATIONS MAY EXTEND UNDER THE TERMS HEREOF) AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER AND IN NO EVENT SHALL THE BREACHING PARTY BE LIABLE TO THE NON-BREACHING PARTY OR ANY INDEMNIFIED PERSON FOR ANY INDIRECT, CONSEQUENTIAL,

SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES, BUSINESS INTERRUPTION OR LOST OR DELAYED PRODUCTION) SUFFERED OR INCURRED BY THE NON-BREACHING PARTY OR ANY INDEMNIFIED PERSON AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER. This Section shall operate only to limit a Party’s liability and shall not operate to increase or expand any contractual obligation of a Party hereunder or cause any contractual obligation of a Party hereunder to survive longer than provided in Section 14.5.

D. PLUGGING AND ABANDONMENT OBLIGATIONS. NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, IT IS EXPRESSLY AGREED FOR ALL PURPOSES OF THIS AGREEMENT THAT (I) THE PLUGGING AND ABANDONMENT OBLIGATIONS CONSTITUTE ASSUMED LIABILITIES, (II) THE PLUGGING AND ABANDONMENT OBLIGATIONS SHALL NOT CONSTITUTE ENVIRONMENTAL CONDITIONS, ENVIRONMENTAL LIABILITIES, ENVIRONMENTAL DEFECTS OR ENVIRONMENTAL MATTERS, (III) EXCEPT FOR THE REPRESENTATION SET FORTH IN SECTION 6.18, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE PLUGGING AND ABANDONMENT OBLIGATIONS, AND (IV) SELLER SHALL HAVE NO LIABILITIES OR OBLIGATIONS WITH RESPECT TO PLUGGING AND ABANDONMENT OBLIGATIONS EXCEPT TO THE EXTENT SUCH OBLIGATIONS RELATE TO THE EXCLUDED ASSETS.

E. ENVIRONMENTAL RELEASE. From and after Closing, Buyer and its affiliates shall have no rights to recovery or indemnification for environmental liabilities relating to the Assets under this Agreement or at law other than the rights and remedies specifically provided in Articles 5 and 14 herein, and all rights or remedies which Buyer and its affiliates may have at or under any law with respect to any environmental liabilities are expressly waived other than the rights and remedies specifically provided in Articles 5 and 14 herein. FROM AND AFTER THE CLOSING AND EXCEPT FOR THE RIGHTS AND REMEDIES SPECIFICALLY PROVIDED IN ARTICLES 5 AND 14 HEREIN, BUYER AND ITS AFFILIATES DO HEREBY AGREE, WARRANT AND COVENANT TO RELEASE, ACQUIT AND FOREVER DISCHARGE SELLER AND ITS AFFILIATES FROM ANY AND ALL CLAIMS OF WHATSOEVER NATURE, INCLUDING WITHOUT LIMITATION ALL CLAIMS FOR CONTRIBUTION AND INDEMNITY UNDER STATUTE, INCLUDING THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT, OR COMMON LAW, WHICH COULD BE ASSERTED NOW OR IN THE FUTURE AND THAT RELATE TO OR IN ANY WAY ARISE OUT OF ENVIRONMENTAL LIABILITIES OR OTHER ENVIRONMENTAL MATTERS RELATING TO THE ASSETS. FROM AND AFTER CLOSING, BUYER AND ITS AFFILIATES WARRANT, AGREE AND COVENANT NOT TO SUE OR INSTITUTE ARBITRATION AGAINST ANY SELLER OR ITS AFFILIATES UPON ANY CLAIM FOR INDEMNITY AND CONTRIBUTION THAT HAVE BEEN ASSERTED OR COULD BE ASSERTED FOR ANY ENVIRONMENTAL LIABILITIES OR OTHER ENVIRONMENTAL MATTERS RELATING TO THE ASSETS, EXCEPT FOR THE PURPOSE OF ENFORCING ARTICLES 5 AND 14 HEREIN.

ARTICLE 15

MISCELLANEOUS

15.1 Expenses. All fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating this Transaction shall be paid by the Party incurring the same, including, without limitation, engineering, land, title, legal and accounting fees, costs and expenses.

15.2 Notices. All notices and communications required or permitted under this Agreement shall be in writing and addressed as set forth below. Any communication or delivery hereunder shall be deemed to have been made and the receiving Party charged with notice when received whether by (i) personal delivery, (ii) telecopy or facsimile transmission, (iii) mail or (iv) overnight courier. All notices shall be addressed as follows:

If to Seller:

EXCO Operating Company, LP

c/o EXCO Resources, Inc.

12377 Merit Drive, Suite 1700

Dallas, Texas 75251

Attention: Rick Hodges, Vice President of Land

Telephone: (214) 368-2084

Fax: (214) 706-3424

With a copy to:

EXCO Resources, Inc

12377 Merit Drive, Suite 1700

Dallas, Texas 75251

William L. Boeing, Vice President, General Counsel, and Secretary

Telephone: (214) 368-2084

Fax: (214) 706-3409

If to Buyer:

Kevin Treadway

Sr. Vice President-Land

and

Christopher L. Rimkus

Encore Operating, LP

777 Main Street, Suite 1400

Fort Worth, Texas 76102

Telephone: (817) 339-0819

Fax: (817) 339-0780

With copies to:

Don C. Plattsmier

Kelly Hart and Hallman LLP

201 Main Street, Suite 2500

Fort Worth, Texas 76102

Telephone: (817) 878-3505 Fax: (817) 878-9891

Any Party may, by written notice so delivered to the other Party, change the address or individual to which delivery shall thereafter be made.

15.3 Amendments/Waiver. Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the Party claiming the benefit of such amendment or waiver.

15.4 Assignment. If either Party assigns all or a portion of its rights and obligations under this Agreement, such Party shall remain responsible for all of its obligations under this Agreement, including without limitation, its indemnity obligations. No such assignment or obligation shall increase the burden on the non-assigning Party or impose any duty on the non-assigning Party to communicate with or report to any transferee, and the non-assigning Party may continue to look to the assigning Party for all purposes under this Agreement.

15.5 Announcements. Seller and Buyer shall consult with each other with regard to all press releases and other announcements issued after the date of execution of this Agreement and prior to the Closing Date concerning this Agreement or this Transaction and, except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, Buyer or Seller shall not issue any such press release or other publicity without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

15.6 Counterparts/Fax Signatures. The Parties may execute this Agreement in counterparts, each of which shall be deemed an original instrument, each of which together shall constitute one instrument. Facsimile signatures are binding.

15.7 Governing Law. This Agreement and this Transaction and any arbitration or dispute resolution conducted pursuant hereto shall be construed in accordance with, and governed by, the laws of the State of Texas.

15.8 Entire Agreement. This Agreement constitutes the entire understanding among the Parties, their respective members, shareholders, officers, directors and employees with respect to the subject matter hereof, superseding all written or oral negotiations and discussions, and prior agreements and understandings relating to such subject matter. Each Exhibit and Schedule attached to this Agreement is incorporated into this Agreement.

15.9 Knowledge. The “knowledge of a Party” shall mean for purposes of this Agreement, the actual, conscious knowledge of the Party at the time the assertion regarding knowledge is made. If the Party is a corporation, or other entity other than a natural person, such actual, conscious knowledge shall be limited to (i) with respect to Seller, the knowledge of Douglas H. Miller, Stephen F. Smith, J. Douglas Ramsey, Ph.D., Harold L. Hickey, Richard L. Hodges, John D. Jacobi, Michael R. Chambers, William L. Boeing, Rodney Cox and Mark E. Wilson and (ii) with respect to Buyer, the knowledge of Jon S. Brumley, Robert C. Reeves, N. Kevin Treadway, John W. Arms and L. Ben Nivens.

15.10 Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto, and their respective successors and assigns.

15.11 No Third-Party Beneficiaries. This Agreement is intended to benefit only the Parties hereto and their respective permitted successors and assigns. There are no third party beneficiaries to this Agreement.

15.12 Severability. If any term or other provisions of this Agreement is held invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either Party; provided, however, that if any such term or provision may be made enforceable by limitation thereof, then such term or provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

15.13 Interpretation. It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the Transaction.

15.14 Change of Name. As promptly as practicable, but in any case within ninety (90) days after the Closing Date, Buyer shall eliminate the names “EXCO Operating Company, LP,” “EXCO” and any variants thereof from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its affiliates.

15.15 Schedules. The disclosures in any Schedule to this Agreement shall be deemed automatically incorporated by reference into any other Schedule to this Agreement as if such disclosure had specifically be set forth in such Schedule.

15.16 References, Titles and Construction. All references in this Agreement to Articles, Sections, Subsections and other subdivisions refer to corresponding Articles, Sections, Subsections and other subdivisions of this Agreement unless expressly provided otherwise.

A. Titles appearing at the beginning of any of such Subdivisions are for convenience only and shall not constitute part of such Subdivisions and shall be disregarded in construing the language contained in such Subdivisions.

B. The words “this Agreement,” “this instrument,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

C. Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Pronouns in masculine, feminine and neutral genders shall be construed to include any other gender.

D. Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments or restatements of such agreement, instrument or document, provided that nothing contained in this subsection shall be construed to authorize such renewal, extension, modification, amendment or restatement.

E. Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

F. The word “or” is not intended to be exclusive and the word “includes” and its derivatives mean “includes, but is not limited to” and corresponding derivative expressions.

G. No consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement.

H. All references herein to “$” or “dollars” shall refer to U.S. Dollars.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

SELLER

EXCO OPERATING COMPANY, LP

By: EXCO Partners OLP GP, LLC, its General Partner

By:	/s/ WILLIAM L. BOEING
Name:	William L. Boeing
Title:	Vice President, General Counsel, and Secretary

BUYER

ENCORE OPERATING, LP

By: EAC Operating, Inc., its General Partner

By:	/s/ KEVIN TREADWAY
Name:	Kevin Treadway
Title:	Sr. Vice President-Land

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

APPENDIX A

DEFINED TERMS

“1031 Assets” shall have the meaning set forth in Section 1.5.

“Additional Interest” shall have the meaning set forth in Section 4.2 C.

“Affected Asset” shall have the meaning set forth in Section 4.2 B.3.

“Agreement” shall have the meaning set forth in the preamble.

“Allocated Value” shall have the meaning set forth in Section 2.3.

“Arbitrators” shall have the meaning set forth in Section 14.7.

“Assets” shall have the meaning set forth in Section 1.2.

“Assumed Environmental Liabilities” shall have the meaning set forth in Section 5.2 B.

“Assumed Liabilities” shall have the meaning set forth in Section 14.1.

“Buyer” shall have the meaning set forth in the preamble.

“Buyer’s Environmental Review” shall have the meaning set forth in Section 5.1 A.

“Casualty Loss” shall have the meaning set forth in Section 4.5.

“Claim” shall have the meaning set forth in Section 14.6 C.

“Claim Notice” shall have the meaning set forth in Section 14.6 B.

“Closing” shall have the meaning set forth in Section 12.1.

“Closing Amount” shall have the meaning set forth in Section 2.4 A.

“Closing Date” shall have the meaning set forth in Section 12.1.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto, together with all regulations promulgated thereunder.

“Contracts” shall have the meaning set forth in Section 1.2 D.

“Defect Deductible” means $3,000,000.

“Defensible Title” shall have the meaning set forth in Section 4.1 A.

APPENDIX A-1

“Deposit” shall have the meaning set forth in Section 2.2.

“Dispute” shall have the meaning set forth in Section 14.7.

“Effective Time” shall have the meaning set forth in Section 1.4.

“Environmental Consultant” means Sphere 3 Environmental, Longview, Texas or such other qualified environmental consultant engaged by Buyer and approved by Seller to investigate and assess the environmental condition of the Assets.

“Environmental Defect” means a condition in, on or under an Asset (including, without limitation, air, land, soil, surface and subsurface strata, surface water and ground water or sediments) existing at the Effective Time that causes an Asset to be in violation of an Environmental Law and which has an Environmental Defect Value in excess of $50,000 and for which Seller has timely received a valid Environmental Defect Notice for the Environmental Defect. It is understood and agreed that matters of an essentially similar nature such as, but not limited to, oil spills, chemical barrels or equipment containing NORM found at a single site shall be deemed a single incident or condition. The Parties agree that each Environmental Defect will be addressed as a single incident or condition, and that Environmental Defects will not be aggregated on a per condition basis or otherwise (i.e., chemical barrels found at all of the Well sites shall not be aggregated, but instead, shall be evaluated on a site by site basis). The existence or presence of asbestos or NORM in or with respect to any equipment, tubulars, material, facility or other property which is currently in use and which is not currently required to be remediated under any Environmental Law shall not be considered an Environmental Defect notwithstanding that remediation may be required when such property is taken out of service.

“Environmental Defect Notice” means a written notice given by Buyer to Seller alleging an Environmental Defect. To be effective, each Environmental Defect Notice must be in writing, received by Seller on or before the expiration of the Environmental Examination Period and satisfy the following conditions precedent: (i) name the affected Asset, (ii) describe the condition that causes the Environmental Defect, (iii) provide reasonable factual substantiation for the Environmental Defect, and (iv) state the Environmental Defect Value. For the purpose of the preceding sentence, “factual substantiation for the Environmental Defect” shall mean reports prepared by, or the basis of tests performed by the Environmental Consultant.

“Environmental Defect Value” means the costs to remediate that particular Environmental Defect as substantiated by the Environmental Consultant in writing, which includes the Remediation proposed and all assumptions used to calculate such costs.

“Environmental Examination Period” means the period of time commencing on the date this Agreement is executed and ending on the Title Defect Date.

“Environmental Law” means any law, statute, rule, regulation, code, ordinance or order issued by any federal, state, or local governmental entity regulating or imposing liability or standards of conduct concerning protection of the environment or human health and safety or the release or disposal of waste or hazardous materials.

“Escrow Account” shall have the meaning set forth in Section 2.2.

“Escrow Agent” shall have the meaning set forth in Section 2.2.

“Escrow Agreement” shall have the meaning set forth in Section 2.2.

“Excluded Assets” shall have the meaning set forth in Section 1.3.

“EXCO Operating” or “Seller” shall have the meaning set forth in the preamble.

“Final Settlement Date” shall have the meaning set forth in Section 13.1 A.

“Final Settlement Statement” shall have the meaning set forth in Section 13.1 A.

“Final Purchase Price” shall have the meaning set forth in Section 13.1 A.

“Fundamental Representations” shall have the meaning set forth in Section 14.5 D.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbons” means oil, gas, casinghead gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof and sulphur and other minerals extracted from or produced with the foregoing.

“Indemnified Party” shall have the meaning set forth in Section 14.6 B.

“Indemnifying Party” shall have the meaning set forth in Section 14.6 B.

“Information” shall have the meaning set forth in Section 8.3 A.

“Instruments” shall have the meaning set forth in Section 8.2 A.

“Lands” shall have the meaning set forth in Section 1.2 A.

“Leases” shall have the meaning set forth in Section 1.2 A.

“Like-Kind Exchange” shall have the meaning set forth in Section 1.5.

“Losses” shall mean any actual losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the cost of investigation), liabilities, damages, demands, suits, claims, and sanctions of every kind and character (including civil fines) arising from, related to or reasonably incident to matters indemnified against.

“Material Contracts” shall have the meaning set forth in Section 6.19.

“NORM” means naturally occurring radioactive materials.

“NRI” shall have the meaning set forth in Section 4.1 A.

“Party” shall mean either Seller or Buyer.

“Permitted Encumbrances” shall have the meaning set forth in Section 4.1 B.

“Preferential Rights” shall have the meaning set forth in Section 4.1 B.8.

“Preliminary Settlement Statement” shall have the meaning set forth in Section 2.4 A.

“Property Expenses” shall have the meaning set forth in Section 2.4 B.

“Purchase Price” shall have the meaning set forth in Section 2.1.

“QI” shall have the meaning set forth in Section 1.5.

“Records” shall have the meaning set forth in Section 1.2 E.

“Rejection Notice” shall have the meaning set forth in Section 5.3.

“Remediation” means actions taken to correct an Environmental Defect or otherwise required to remediate in compliance with applicable Environmental Law, as recommended in writing by the Environmental Consultant.

“Required Consents” shall have the meaning set forth in Section 4.6.

“Retained Environmental Liabilities” shall have the meaning set forth in Section 5.2 A.

“Retained Liabilities” shall have the meaning set forth in Section 14.2.

“Routine Consents” shall have the meaning set forth in Section 4.1 B.3.

“Seller Aggregate Deductible” shall have the meaning set forth in Section 14.5 A.

“Seller Individual Deductible” shall have the meaning set forth in Section 14.5 A.

“Seller Operated Assets” means Assets operated by Seller.

“Supporting Documentation” for a particular Title Defect means if the basis is derived from any document, a copy of such document (or pertinent part thereof) or if the basis is derived from any gap in Seller’s chain of title, the documents preceding and following the gap, or in any case other reasonable written documentation necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of such asserted Title Defect.

“Taxes” shall mean all ad valorem, property, production, excise, net proceeds, severance and all other taxes and similar obligations assessed against the Assets or based upon or measured by the ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, other than income taxes.

“Title Arbitrator” shall have the meaning set forth in Section 4.3.

“Title Defect” shall have the meaning set forth in Section 4.1 C.

“Title Defect Date” shall have the meaning set forth in Section 4.2 A.

“Title Defects Notice” shall have the meaning set forth in Section 4.2 A.

“Title Defect Value” shall have the meaning set forth in Section 4.1 D.

“Transaction” shall mean the transaction contemplated by the Agreement.

“Wells” shall have the meaning set forth in Section 1.2 B.

“WI” shall have the meaning set forth in Section 4.1 A.

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